Exhibit 2.1

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated October 8, 2024, is made by and among Swiftmerge Acquisition Corp., a Cayman Islands exempted company, “Swiftmerge”), Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of Swiftmerge (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub” and, together with Swiftmerge and HoldCo, collectively, the “Swiftmerge Parties”), and AleAnna Energy, LLC, a Delaware limited liability company (the “Company”). Each of the Swiftmerge Parties and the Company is a “Party” and, collectively, the “Parties”.

RECITALS

A. The Parties to this Amendment have entered into that certain Agreement and Plan of Merger, dated as of June 4, 2024 (the “Merger Agreement”).

B. The Parties to this Amendment desire to amend the Merger Agreement as set forth below.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Amendment agree as follows:

ARTICLE I

Amendments

Section 1.1 Amendments. In accordance with Section 10.05 of the Merger Agreement, the Parties agree to the following amendments to the Merger Agreement:

A. Exhibit D to the Merger Agreement is hereby deleted in its entirety.

B. Exhibit H to the Merger Agreement is hereby replaced and superseded by the Form of A&R HoldCo LLC Agreement attached to this Amendment as Exhibit A.

C. The following Recital in the Merger Agreement is hereby deleted in its entirety:

WHEREAS, in connection with the Closing, SPAC, HoldCo and certain of the Company Members shall enter into the Tax Receivable Agreement substantially in the form attached hereto as Exhibit D (the “Tax Receivable Agreement”); and

D. The following definitions set forth in Section 1.01 of the Merger Agreement are hereby replaced in their entirety with the following:

“Company Transaction Expenses” means as of the Effective Time, and without duplication, all fees and expenses incurred, paid or payable by the Company, the Company Subsidiaries, the Company Members or any of their affiliates or on their behalf in connection with, or otherwise related to, the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of this Agreement (and all amendments hereto), the Transaction Documents, the Transactions and the performance and compliance with all agreements and conditions contained herein, including (without limitation): (a) the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, (b) any transaction, retention, change in control or similar bonuses, severance payments or other service provider-related payments payable by the Company Members, the Company or any Company Subsidiary as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the Transactions contemplated hereby; (c) transfer Taxes incurred, paid or payable by the Company Members, the Company or any Company Subsidiary; (d) any and all fees incurred in connection with efforts to comply with the listing standards of an Approved Exchange at Closing, including but not limited to, “round-lot” holder requirements, total shareholder requirements, “public float” requirements and any additional requirements of an Approved Exchange required for listing; (e) any and all filing fees payable to Governmental Authorities or other third parties in connection with the Transactions; and (f) any premiums, commissions, Taxes or other expenses arising in connection with obtaining D&O Insurance covering the directors and officers of Surviving PubCo following the Closing.

“SPAC Transaction Expenses” means as of the Effective Time and without duplication, all accrued and unpaid third party fees and expenses incurred in connection with, or otherwise related to, SPAC’s initial public offering and the Transactions, unpaid balances related to ongoing SPAC operations, the negotiation and preparation of this Agreement (and all amendments hereto) and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel, Pureplay Holdings LLC and J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division, and accountants, auditors, due diligence expenses, investment banking fees, any amounts payable in connection with the Investor Letter Agreements, any premiums, commissions, Taxes or other expenses arising in connection with the BCA Redemption Offer, costs or other expenses arising in connection with an extension of the Trust Account, SPAC Tail Policy, Deferred Underwriting Fees, and advisory, consulting or similar fees and expenses as of the Closing.

“Transaction Documents” means this Agreement (and all amendments hereto), including all exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Surviving PubCo Bylaws, the A&R HoldCo LLC Agreement, the Surviving PubCo Certificate of Incorporation, the A&R Sponsor Letter Agreement, the Non-Disclosure Agreement, the Registration Rights Agreement, the Investor Letter Agreements, and all other agreements, certificates and instruments executed and delivered by any of the SPAC Parties or the Company in connection with the Transactions and specifically contemplated by this Agreement.

E. The following definition is hereby added to Section 1.01 of the Merger Agreement in alphabetical order:

“Amendment Date” means October 8, 2024.

F. The definition of Tax Receivable Agreement in Section 1.01 of the Merger Agreement is hereby deleted in its entirety.

G. Section 4.04(b)(iv) of the Merger Agreement is hereby amended and restated as follows:

(iv) [Intentionally Omitted.]

H. Section 4.04(c)(ii) of the Merger Agreement is hereby amended and restated as follows:

(ii) [Intentionally Omitted.]

I. Section 8.12(a)(iv) of the Merger Agreement is hereby amended and restated as follows:

(iv) [Intentionally Omitted.]

J. Section 8.14 of the Merger Agreement is hereby amended and restated as follows:

SECTION 8.14 Closing SPAC Payments.

(a) In connection with the information relating to SPAC Transaction Expenses and other SPAC Liabilities delivered by SPAC to the Company pursuant to Section 6.20 and Section 4.04(d), SPAC shall include payment instructions for each payee to whom any SPAC Transaction Expenses and other SPAC Liabilities are owed. The Company shall review the list of SPAC Transaction Expenses and other SPAC Liabilities delivered by SPAC and shall notify SPAC not less than two (2) Business Days prior to the Closing which SPAC Transaction Expenses and other SPAC Liabilities shall be payable on the Closing Date through payment by the Company on behalf of SPAC, including any amounts constituting SPAC Transaction Expenses or other SPAC Liabilities that were not included in the information delivered by SPAC to the Company pursuant to Section 6.20 and Section 4.04(d) but should have been so (the “Closing SPAC Payments”); provided, that in no event shall the Company be obligated to pay, on behalf of SPAC, more than an aggregate of $5.75 million (the “Payment Cap”) pursuant to this Section 8.14. For all purposes of this Section 8.14, if SPAC shall pay any Closing SPAC Payments directly, then such amounts shall be credited towards the Payment Cap and shall be treated as if paid by the Company, on behalf of SPAC.

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(b)  If the Closing shall occur, then in connection with the Closing:

(i) the Company shall first pay, on behalf of SPAC and Surviving PubCo, the Closing SPAC Payments other than any outstanding loans or obligations owed by SPAC or Surviving PubCo to any Sponsor Related Parties (including the Affiliate Loans); provided, that in no event shall the Company be obligated to pay, on behalf of SPAC, more than the Payment Cap in the aggregate for such Closing SPAC Payments;

(ii) if the Closing SPAC Payments paid in clause (b)(i) above by the Company are less than the Payment Cap in the aggregate, the Company shall next pay, on behalf of SPAC and Surviving PubCo, to Sponsor the amount necessary to repay in full and terminate any outstanding loans or other obligations owed by SPAC or Surviving PubCo to any Sponsor Related Parties (including the Affiliate Loans); provided, that the aggregate amount paid by the Company for Closing SPAC Payments and outstanding loans or obligations owed to any Sponsor Related Parties (including the Affiliate Loans) shall not exceed the Payment Cap in the aggregate;

(iii) if the amounts paid in clauses (b)(i) and (ii) above are less than the Payment Cap in the aggregate, the Company shall then pay, on behalf of SPAC and Surviving PubCo, to Sponsor the difference between the Payment Cap and the payments in clauses (b)(i) and (ii) above in the aggregate as consideration for the repurchase of Sponsor’s private placement shares; and

(iv) the Company shall pay or cause to be paid the Company Transaction Expenses.

(c) As set forth in the A&R Sponsor Letter Agreement and the Investor Letter Agreements:

(i) Sponsor shall be responsible for the payment of, and shall pay at or prior to the Closing, any and all Closing SPAC Payments or other payments required by the SPAC in connection with Closing that are not paid pursuant to this Section 8.14 at Closing, assuming that the Company has paid up to the Payment Cap in the aggregate pursuant to Section 8.14(b)(i)-(iii) above; and

(ii) the Sponsor Related Parties, the NRA Parties and the Anchor Investors acknowledged that upon the payments by the Company in Section 8.14(b) above, together with the retention by the Sponsor Related Parties, NRA Parties and Anchor Investors of an aggregate of 1,400,000 shares of Surviving PubCo Class A Common Stock at Closing, all SPAC Liabilities, including all loans or other obligations owed by SPAC or Surviving PubCo to the NRA Parties, the Anchor Investors or the Sponsor Related Parties, including any Sponsor Advances and the Sponsor Note, shall be deemed paid in full, satisfied and terminated.

K. The Merger Agreement is hereby revised and amended to add the following as Section 6.20:

SECTION 6.20 Statement of SPAC Transaction Expenses and other SPAC Liabilities. Set forth on Section 6.20 of the SPAC Disclosure Schedule is a true, correct and complete written statement setting forth (A) SPAC’s good faith estimates of each of the SPAC Transaction Expenses and other SPAC Liabilities (i) as of the Amendment Date and (ii) paid or required to be paid as of the Closing, and (B) SPAC’s good faith estimate of the amount of SPAC’s available working capital. Except as set forth in Section 6.20 of the SPAC Disclosure Schedule, there are no other SPAC Transaction Expenses or other SPAC Liabilities.

L. The Merger Agreement is hereby revised and amended to add the following as Section 9.03(l):

(l) Sponsor Payments. At or prior to the Closing, Sponsor shall have paid any and all Closing SPAC Payments and other payments required by SPAC in connection with the Closing that are not paid by the Company, on behalf of SPAC and Surviving PubCo, pursuant to Section 8.14(c)(i), and shall have provided evidence reasonably acceptable to the Company of the same.

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ARTICLE II

Miscellaneous

Section 2.1 Ratification; Entire Agreement. This Amendment will not affect any terms of the Merger Agreement other than those amended by this Amendment and is only intended to amend, alter or modify the Merger Agreement as expressly stated herein. Except as amended by this Amendment, the Merger Agreement remains in full force and effect, enforceable against each of the Parties, and is hereby ratified and acknowledged by each of the Parties. The Merger Agreement (including the Schedules and Exhibits), as amended by this Amendment, represents the entire understanding and agreement of the Parties to this Amendment with respect to the subject matter of this Amendment, supersedes all prior negotiations between such Parties, and may not be amended, supplemented or changed orally but only by an agreement in writing signed by the Party or Parties against whom enforcement is sought and making specific reference to this Amendment. If there are any conflicts between this Amendment and the Merger Agreement, then this Amendment will govern and control.

Section 2.2 Certain Definitions. Capitalized terms not defined herein will have the meaning ascribed to such terms in the Merger Agreement.

Section 2.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 2.4 Severability. In case any provision of this Amendment shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision shall be severed from this Amendment. In either case, the validity, legality and enforceability of the remaining provisions of this Amendment shall not in any way be affected or impaired thereby.

Section 2.5 Counterparts; Electronic Signature. This Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Delivery of executed counterparts by telecopy, email or portable document format (pdf) shall be effective as an original and shall constitute a representation that an original will be delivered if requested.

Section 2.6 Captions. The headings of this Amendment are inserted for convenience only, shall not constitute a part of this Amendment or be used to construe or interpret any provision hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date first above written.

SWIFTMERGE ACQUISITION CORP.

By:	/s/ John Bremner
Name:	John Bremner
Title:	Chief Executive Officer

SWIFTMERGE MERGER SUB LLC

By:	/s/ John Bremner
Name:	John Bremner
Title:	Chief Executive Officer

SWIFTMERGE HOLDCO LLC

By:	/s/ John Bremner
Name:	John Bremner
Title:	Chief Executive Officer

[Signature Page to

First Amendment to Merger Agreement]

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COMPANY:

ALEANNA ENERGY, LLC

By:	/s/ William Dirks
Name:	William Dirks
Title:	Chief Executive Officer

[Signature Page to

First Amendment to Merger Agreement]

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Exhibit A

Form of A&R HoldCo LLC Agreement

[See attached]

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FINAL FORM

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SWIFTMERGE HOLDCO LLC

A Delaware limited liability company

dated as of [●], 2024

THE LIMITED LIABILITY COMPANY INTERESTS IN SWIFTMERGE HOLDCO LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF SWIFTMERGE HOLDCO LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Swiftmerge HoldCo LLC, a Delaware limited liability company (the “Company”), dated as of [●], 2024, is entered into by and among the Members that are party hereto, AleAnna, Inc., a Delaware corporation (f/k/a Swiftmerge Acquisition Corp.) (the “Manager”), and each other Person as may become a Member from time to time in accordance with the terms of this Agreement and the Act.

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), under the name “Swiftmerge HoldCo LLC” by the filing of a Certificate of Formation (together with any amendments, the “Certificate of Formation”) of the Company in the office of the Secretary of State of the State of Delaware on May 14, 2024;

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by the Limited Liability Company Agreement, dated as of May 14, 2024 (the “Initial Operating Agreement”); and

WHEREAS, in connection with the Agreement and Plan of Merger, by and among the Company, the Manager, Swiftmerge Merger Sub LLC, a Delaware limited liability company, Swiftmerge HoldCo LLC, a Delaware limited liability company, and AleAnna Energy, LLC, a Delaware limited liability company, dated as of June 4, 2024 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Merger Agreement”), the Members and the Manager desire to amend and restate the Initial Operating Agreement in its entirety, with this Agreement superseding and replacing the Initial Operating Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I.

GENERAL PROVISIONS

Section 1.1 Formation. The Company was formed as a Delaware limited liability company by the filing of the Certificate of Formation, pursuant to the Act on May 14, 2024.

Section 1.2 Name. The name of the Company is “Swiftmerge HoldCo LLC.” The Company may also conduct business at the same time under one or more fictitious names in the discretion of the Manager. The Company may change its name, from time to time, in accordance with Law.

Section 1.3 Principal Place of Business; Other Places of Business. The principal business offices of the Company shall be in such location or locations as may be designated by the Manager from time to time. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Manager deems advisable.

Section 1.4 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be as set forth in the Certificate of Formation. The Company’s registered agent for service of process at such address shall also be as set forth in the Certificate of Formation.

Section 1.5 Term. The term of the Company shall be perpetual unless and until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement or as otherwise provided in the Act.

Section 1.6 No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, and applicable state and local, income tax purposes, and this Agreement shall not be construed to suggest otherwise. Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights under this Agreement, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, or organized group of Persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 1.7 Business Purpose. The purpose of the Company is to carry on any and all lawful businesses and activities permitted from time to time under the Act.

Section 1.8 Powers. The Company will possess and subject to any express limitations thereon in this Agreement, may exercise all of the powers and privileges granted to it by the Act, any other Law, or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 1.7.

Section 1.9 Certificates; Filings. The Certificate of Formation was previously filed on behalf of the Company in the office of the Secretary of State of the State of Delaware as required by the Act. The Manager shall take any and all other actions reasonably necessary to maintain the status of the Company under the Laws of the State of Delaware or any other state in which the Company shall do business. If requested by the Manager, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Manager to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the Laws of the State of Delaware, (b) if the Manager deems it advisable, the operation of the Company as a limited liability company, in all jurisdictions in which the Company proposes to operate, and (c) all other filings required (or determined by the Manager to be necessary or appropriate) to be made by the Company.

Section 1.10 Representations and Warranties by the Members.

(a) Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is an individual represents and warrants to each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Non-Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is an individual represents and warrants to each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(c) Securities Laws. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents and warrants that it has acquired its interest in the Company for its own account and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself.

(d) ERISA. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents and warrants that no interest in the Assets is being acquired by or on behalf of any entity that holds “plan assets” pursuant to the U.S. Department of Labor Regulations set forth at 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, for purposes of ERISA and/or Code Section 4975, or pursuant to any non-U.S., federal, state, or local laws or regulations that are similar in purpose and intent to ERISA and/or Code Section 4975 (“ERISA Similar Law”).

(e) Survival of Representations and Warranties. The representations and warranties contained in Section 1.10(a), Section 1.10(b), Section 1.10(c), and Section 1.10(d) shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company), and the dissolution, liquidation, and termination of the Company.

(f) No Representations as to Performance. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Manager have been made by the Company or any Member or any employee or representative or Affiliate of the Company or any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(g) Modification of Representations and Warranties. The Manager may permit the modification of any of the representations and warranties contained in Section 1.10(a), Section 1.10(b), and Section 1.10(c), as applicable, to any Member (including any Additional Member or Substituted Member or any transferee of either); provided, that such representations and warranties, as modified, shall be set forth in either (i) a Unit Designation applicable to the Units held by such Member or (ii) a separate writing addressed to the Company.

Section 1.11 LLC Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company for purposes of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act and other applicable Law.

Section 1.12 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally (whether to the Company, any of the other Members, the creditors of the Company or any other third party) for any such debt, obligation or liability of the Company solely by reason of being a Member.

ARTICLE II.

UNITS; CAPITAL CONTRIBUTIONS

Section 2.1 Units.

(a) Generally. The interests of the Members in the Company are divided into, and represented by, the Units, each having the rights and obligations specified in this Agreement.

(b) Classes. The Units are initially divided into:

(i) “Class A Units,” which are issuable solely to the Manager and such other Persons as the Manager shall determine;

(ii) “Class C Units,” which are issuable to the Members as set forth on the Register and as otherwise provided in this Agreement; and

(iii) Other Classes of Units. The Company may issue additional Units or create additional classes, series, subclasses, or sub-series of Units in accordance with this Agreement.

Section 2.2 Capital Contributions of the Members; No Deficit Restoration Obligation.

(a) Capital Contributions. The Members made, shall be treated as having made, or have agreed to make, Capital Contributions to the Company and were issued the Units indicated on the Register. Except as provided by Law or in this Agreement, the Members shall have no obligation or, except as otherwise provided in this Agreement or with the prior written consent of the Manager, right to make any other Capital Contributions or any loans to the Company.

(b) No Deficit Restoration Obligation. No Member shall have an obligation to make any contribution to the capital of the Company as the result of a deficit balance in its Capital Account, and any such deficit shall not be considered a Debt owed to the Company or to any other Person for any purpose whatsoever.

Section 2.3 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account balance. Except as provided by this Agreement, any Unit Designation, or by Law, no Member shall have any right to demand or receive a withdrawal or the return of its Capital Contribution from the Company. Except to the extent provided in this Agreement or in any Unit Designation, no Member shall have priority over any other Member as to distributions or the return of Capital Contributions.

Section 2.4 Issuances of Additional Units. Subject to Section 2.5 and the rights of any Member set forth in a Unit Designation:

(a) General. The Company may issue additional Units for any Company purpose at any time or from time to time to the Members (including, subject to Section 2.4(b), the Manager) or any other Person and may admit any such Person as an Additional Member for such consideration and on such terms and conditions as shall be established by the Company. Subject to the other provisions of this Agreement, any additional Units may be issued in one or more classes or one or more series of any of such classes with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the Manager in its sole discretion and set forth in a written document attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated into this Agreement by reference (each, a “Unit Designation”). Upon the issuance of any additional Unit, the Manager shall amend the Register and the books and records of the Company as appropriate to reflect such issuance. Except to the extent specifically set forth in any Unit Designation, a Unit of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. The Company may reissue any Units that have been repurchased or acquired by the Company. Except as expressly provided in this Agreement or other written agreement of the Company, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Unit or Equivalent Unit in the Company.

(b) Issuances to the Manager. No additional Units shall be issued to the Manager unless at least one of the following conditions is satisfied:

(i) The additional Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units;

(ii) The additional Units are (x) Class A Units (A) issued in connection with an issuance of Class A Common Stock or (B) issued with appropriate adjustments to the Exchange Rate, in the case of clause (B), in accordance with Section 11.4, or (y) Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Stock, New Securities, or other interests in the Manager (other than Common Stock), and, in each case, the Manager contributes to the Company the net proceeds (if any) received in connection with the issuance of such Class A Common Stock, Preferred Stock, New Securities, or other interests in the Manager;

(iii) There is a recapitalization of the Capital Stock of the Manager, including any stock split, stock dividend, reclassification or similar transaction;

(iv) The additional Units are issued upon the conversion, redemption or exchange of Debt, Units or other securities issued by the Company and held by the Manager; or

(v) The additional Units are issued in accordance with the express terms of Section 2.5(g) or any of the other provisions of this Article II (other than Section 2.4(a)).

(c) Issuances of Class C Units. No additional Class C Units shall be issued except in the event of a recapitalization of the Capital Stock of the Manager, including any stock split, stock dividend, reclassification or similar transaction.

(d) No Preemptive Rights. Except as expressly provided in this Agreement or in any Unit Designation, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Unit.

(e) Certificates. Initially, none of the Units will be represented by certificates. If the Manager determines to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable by the Manager to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 2.4(e) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

Section 2.5 Additional Funds and Additional Capital Contributions

(a) General. The Company may, at any time and from time to time, determine that it requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Units, or for such other purposes as the Company may determine. Additional Funds may be obtained by the Company in any manner provided in, and in accordance with, the terms of this Section 2.5 without the approval of any Member or any other Person.

(b) Additional Capital Contributions. The Company may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution, the Company is hereby authorized from time to time to issue additional Units (as set forth in Section 2.4) in consideration for such Capital Contribution.

(c) Loans by Third Parties. The Company may obtain any Additional Funds by incurring Debt payable to any Person upon such terms as the Company determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Units; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of all or any portion of such Debt unless that Member otherwise agrees in writing.

(d) Issuance of Securities by the Manager.

(i) Unless otherwise agreed to by the Members, after the completion of the SPAC Transaction, subject to Section 2.5(d)(ii), Section 2.5(d)(iii), and Article XI, the Manager shall not issue any additional Capital Stock or New Securities unless the Manager contributes the net proceeds received from the issuance of such additional Capital Stock or New Securities (as the case may be), and from the exercise of the rights contained in any such additional Capital Stock or New Securities to the Company in exchange for (i) in the case of an issuance of Class A Common Stock, Class A Units, or (ii) in the case of an issuance of Preferred Stock or New Securities, Equivalent Units. If at any time any Preferred Stock or New Securities are issued that are convertible into or exercisable for Class A Common Stock or another security of the Manager, then upon any such conversion or exercise, the corresponding Equivalent Unit shall be similarly converted or exercised, as applicable, and an equal number of Class A Units or other Equivalent Units shall be issued to the Manager. It is the intent of the parties that the Manager will always own Units equivalent in number and rights to its outstanding Capital Stock, except as provided pursuant to Section 11.4, and the parties hereby acknowledge that the Manager may make reasonable adjustments to its own capitalization, subject to applicable Law and the terms of any such outstanding Capital Stock, in order to effect such parity.

(ii) New Securities that are derivative securities issued under any Incentive Compensation Plan of the Manager shall not require issuance of Equivalent Units by the Company until such time as such derivative securities are exercised for Capital Stock of the Manager.

(iii) Section 2.5(d)(i) shall not apply to the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Capital Stock or New Securities of the Manager under a “poison pill” or similar shareholders rights plan, but shall apply to the issuance of Capital Stock or New Securities of the Manager in connection with the exercise or settlement of such rights.

(e) Reimbursement of Issuance Expenses. If the Manager issues additional Capital Stock or New Securities and contributes the net proceeds (after deduction of any underwriters’ discounts and commissions) received from such issuance to the Company pursuant to Section 2.5(d), the Company shall reimburse or assume (on an after-tax basis) the Manager’s expenses associated with such issuance.

(f) Repurchase or Redemption of Capital Stock. If any shares of Capital Stock or New Securities are repurchased, redeemed or otherwise retired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Manager, then the Manager shall cause the Company, immediately before such repurchase, redemption or retirement of such Capital Stock or New Securities, to redeem, repurchase or otherwise retire a corresponding number of Class A Units, Class C Units, or Equivalent Units held by the Manager, upon the same terms and for the same consideration as the Capital Stock or New Securities to be repurchased, redeemed, or retired.

(g) Reinvestment of Excess Cash. Notwithstanding anything to the contrary in this Agreement, if the Manager (i) receives Tax Distributions in an amount in excess of the amount necessary to enable the Manager to meet or pay its U.S. federal, state and local Tax obligations, its obligations under the Tax Receivable Agreement, and any other operating expenses or (ii) holds any other excess cash amount, the Manager may, in its sole discretion, (A) distribute such excess cash amount to its shareholders or (B) contribute such excess cash amount to the Company in exchange for a number of Class A Units, and in the case of clause (B), the Manager may distribute to the holders of Class A Common Stock an amount of shares of Class A Common Stock corresponding to the Class A Units issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Class A Units of the Company that were issued to the Manager.

(h) Redemptions of Units of the Manager. Notwithstanding anything to the contrary in this Agreement, the Company may redeem Units from the Manager for cash to fund any direct or indirect acquisition by the Manager of another Person; provided that, promptly after such redemption and acquisition, the Manager contributes or causes to be contributed, directly or indirectly, such Person or the material assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

ARTICLE III.

DISTRIBUTIONS

Section 3.1 Distributions Generally.

(a) Except as otherwise provided in this Article III and subject to the terms of any Unit Designation, the Company shall distribute an amount of Available Cash if, when, and as determined by the Manager to the Members pro rata in accordance with the number of their Units.

Section 3.2 Tax Distributions.

(a) Generally. If the amount distributed to a Member pursuant to Section 3.1, in respect of a Fiscal Year is less than that Member’s Assumed Tax Liability in respect of such Fiscal Year, the Company shall distribute an amount of Available Cash to the Members, pro rata in accordance with the number of Units owned (subject to any Unit Designation), such that each Member receives distributions of Available Cash in respect of each Fiscal Year in an amount at least equal to the Member’s Assumed Tax Liability for such Fiscal Year (each such distribution, a “Tax Distribution”); provided that notwithstanding any distributions pursuant to Section 3.1 or any other provision of this Agreement, the amounts required to be distributed as Tax Distributions under this Section 3.2(a) shall be an amount such that the Manager receives at least an amount equal to the Manager Tax-Related Liabilities with respect to such Fiscal Year. Except as provided in Section 3.2(d) and subject to any Unit Designation, all Tax Distributions shall be made pro rata in accordance with Units.

(b) Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Member’s Tax Distributions under Section 3.2(a), a Member’s “Assumed Tax Liability” means an amount equal to the product of:

(i) the sum of (A) the net taxable income and gain allocated to that Member from the Company for U.S. federal income tax purposes in the Fiscal Year and (B) to the extent (x) determined by the Company in its sole discretion and (y) attributable to the Company, the amount the Member is required to include in income by reason of Code Sections 707(c) (but not including guaranteed payments for services within the meaning of Code Sections 707(c)), 951(a), and 951A(a); multiplied by

(ii) unless otherwise determined by the Company, the combined effective U.S. federal, state, and local rate of tax applicable to the Manager for the Fiscal Year (such tax rate, the “Assumed Tax Rate”).

The calculation required by this Section 3.2(b) shall be made by taking into account (w) the character of the income or gain, (x) any allocations under Code Section 704(c), (y) any special basis adjustments resulting from any election under Section 754 of the Code, including adjustments under Code Sections 732, 734(b) or 743(b), and (z) any limitations on the use of deductions or credits allocable with respect to the Fiscal Year. In addition, the Company shall adjust a Member’s Assumed Tax Liability to the extent the Company reasonably determines is necessary or appropriate as a result of any differences between U.S. federal income tax law and the tax laws of other jurisdictions in which the Company has a taxable presence. The Company shall calculate the amount of any increase described in the preceding sentence by applying the principles of Section 3.2(b)(i) and (ii) replacing the words “U.S. federal” with a reference to the applicable jurisdiction.

(c) Timing of Tax Distributions. If reasonably practicable, the Company shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 3.2; provided that, if necessary for the Manager to timely satisfy any Manager Tax-Related Liabilities, the Company shall make estimated Tax Distributions on a more frequent basis. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Company shall make a final Tax Distribution in an amount sufficient to fulfill the Company’s obligations under Section 3.2(a).

(d) Impact of Insufficient Available Cash. If the amount of estimated or final Tax Distributions to be made exceeds the amount of the Available Cash as of the time of such estimated or final Tax Distribution, the Tax Distribution to which each Member is entitled pursuant to Section 3.2(a) shall be reduced in accordance with the provisions of this Section 3.2(d) (the amount of such reduction with respect to each Member, such Member’s “Tax Distribution Shortfall Amount”), and Available Cash shall be distributed in the following order of priority:

(i) First, to the Manager in an amount equal to the full amount of its Tax Distribution; and

(ii) Second, to the Members other than the Manager pro rata in accordance with their Units (subject to any Unit Designation) in an aggregate amount such that each such Member has received distributions pursuant to this Section 3.2(d)(ii) that is not less than its Assumed Tax Liability.

Any Tax Distribution Shortfall Amounts will be carried forward to subsequent periods (in the event of estimated Tax Distributions) or Fiscal Years (in the event of final Tax Distributions), as applicable, and distributions will be made to resolve such amounts, in accordance with the foregoing order of priority when and to the extent that the Company has sufficient Available Cash (for the avoidance of doubt, taking into account any cash required to make Tax Distributions in respect of subsequent periods or Fiscal Years). Any outstanding Tax Distribution Shortfall Amounts must be resolved prior to making (or must be taken into account in making) any distribution under Section 3.1 or Section 9.3(a).

(e) Tax Distributions Treated as Advances. Any Tax Distributions made pursuant to this Section 3.2 shall be treated as an advance on distributions under Section 3.1 or Section 9.3(a)(iii).

(f) No Tax Distributions on Liquidation. No Tax Distributions shall be made in connection with a Liquidating Event or the liquidation of a Member’s Units in the Company.

Section 3.3 Distributions in Kind. No Member may demand to receive property other than cash as provided in this Agreement. The Company may make a distribution in kind of Assets to the Members, and if a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the cash and any other Assets distributed to each Member entitled to such distribution is identical.

Section 3.4 Distributions to Reflect Additional Units. If the Company issues additional Units pursuant to the provisions of Article II, subject to the provisions of any Unit Designation, the Manager is authorized to make such revisions to this Article III and to Annex C as it determines are reasonably necessary or desirable to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

Section 3.5 Other Distribution Rules.

(a) Transfers. From and after the Transfer of a Unit, for purposes of determining the rights to distributions (including Tax Distributions) under this Agreement, distributions (including Tax Distributions) made to the transferor Member, along with any withholding or deduction in respect of any such distribution, shall be treated as having been made to the transferee unless otherwise determined by the Company.

(b) Record Date for Distributions. The Company may designate a Record Date for purposes of calculating and giving effect to distributions. All distributions shall be made to the holders of record as of the applicable Record Date.

(c) Over-Distributions. If the amount of any distribution to a Member under the Agreement exceeds the amount to which the Member in entitled (e.g., by reason of an accounting error), the Member shall, upon written notice of the over-distribution delivered to the Member within one year of the over-distribution, promptly return the amount of such over-distribution to the Company.

(d) Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or deemed distribution resulting from a reduction in a Member’s share of Company liabilities for federal tax purposes) otherwise would be treated as proceeds in a sale under Code Section 707(a)(2)(B), the Members intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

(e) Limitation on Distributions. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member to the extent such distribution would violate the Act or other Law or would result in the Company or any of its Subsidiaries being in default under any material agreement.

ARTICLE IV.

MANAGEMENT AND OPERATIONS

Section 4.1 Management.

(a) Authority of Manager.

(i) Except as otherwise provided in this Agreement, the Manager shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as the Manager deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. Without limiting the generality of the preceding sentence and subject to this Section 4.1 and any other applicable provisions of this Agreement, the Manager may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of Assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a Subsidiary, division or other business, (vii) any issuance of Debt or equity securities (subject to any limitations expressly provided for in this Agreement), or (viii) any incurrence of Debt.

(ii) The Manager shall have the exclusive power and authority to bind the Company and shall be an agent of the Company’s business. The actions of the Manager taken in such capacity and in accordance with this Agreement shall bind the Company. Except to the extent expressly delegated in writing by the Manager, no Member or Person other than the Manager shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or act for or on behalf of or to bind the Company.

(iii) Subject to the rights of any Member set forth in Section 4.1(f) or elsewhere in this Agreement, any determinations to be made by the Company pursuant to this Agreement shall be made by the Manager, and such determinations shall be final, conclusive and binding upon the Company and every Member.

(iv) The Manager shall constitute a “manager” (as that term is defined in the Act) of the Company.

(v) The Manager may not be removed as the Manager of the Company by the Members, with or without cause. AleAnna, Inc. shall not resign as, cease to be or be replaced as the Manager except in compliance with this Section 4.1(a)(iv). No removal, termination or resignation of AleAnna, Inc. as Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of AleAnna, Inc., its successor (if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than AleAnna, Inc. (or its successor, as applicable) as Manager shall be effective unless AleAnna, Inc. (or its successor, as applicable) and the new Manager provide all other Members with contractual rights, directly enforceable by such other Members against AleAnna, Inc. (or its successor, as applicable) and the new Manager (as applicable), to cause (a) AleAnna, Inc. to comply with all of its obligations under this Agreement (including under Article XI) other than those that must necessarily be taken in its capacity as Manager and (b) the new Manager to comply with all the Manager’s obligations under this Agreement.

(b) Appointment of Officers. The Manager may, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Manager deems necessary or advisable, each of which shall have such powers, authority, and responsibilities as are delegated in writing by the Manager from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the Manager. The initial Officers of the Company are set forth on Annex D attached to this Agreement.

(c) No Participation by Members. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other Law and subject to Section 4.1, no Member (acting in such capacity) shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business or any other matter, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. No Member, as such, shall have the power to bind the Company.

(d) Bankruptcy. Only the Manager may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by Law, shall be deemed an unauthorized and bad faith filing, and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(e) Amendment of Agreement. All amendments to this Agreement must be approved by the Manager. Subject to the rights of any Member set forth in a Unit Designation and Section 4.1(f) and Section 4.1(g), the Manager shall have the power, without the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) To add to the obligations of the Manager or surrender any right or power granted to the Manager or any Affiliate of the Manager for the benefit of the Members;

(ii) To reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with Law or with the provisions of this Agreement;

(iii) To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency, or in federal or state Law;

(iv) To reflect the admission, substitution, or withdrawal of Members, the Transfer of any Units, the issuance of additional Units, or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal, or Transfer;

(v) To set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Units issued pursuant to Article II;

(vi) If the Company is the Surviving Company in any Termination Transaction, to modify Section 10.1 or any related definitions to provide the holders of interests in the Surviving Company rights that are consistent with Section 7.6(b)(iii); and

(vii) To reflect any other modification to this Agreement as is reasonably necessary or appropriate for the business or operations of the Company or the Manager and that does not violate a Unit Designation, Section 4.1(f), or Section 4.1(g).

(f) Certain Amendments and Actions Requiring Member Consent.

(i) Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Manager or the Company without the consent of any Member holding Common Units that would be adversely affected by such amendment or action. Without limiting the generality of the preceding sentence, for purposes of this Section 4.1(f)(i), the Members holding Common Units will be deemed to be adversely affected by an amendment or action that would (A) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article III or Section 9.3(a)(iii), (B) convert the Company into a corporation or cause the Company to be classified as a corporation for U.S. federal income tax purposes (other than in connection with a Termination Transaction), or (C) amend this Section 4.1(f)(i). Notwithstanding the provisions of the preceding two sentences of this Section 4.1(f)(i), but subject to Section 4.1(f)(ii), the consent of any Member holding Common Units that would be adversely affected by an amendment or action shall not be required for any such amendment or action that affects all Members holding the same class or series of Units on a uniform or pro rata basis if such amendment or action is approved by a Majority-in-Interest of the Members of such class or series. If some, but not all, of the Members consent to such an amendment or action, the Company may, in its discretion, make such amendment or action effective only as to the Members that consented to it, to the extent it is practicable to do so.

(ii) Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Manager or the Company without the consent of any Member holding Common Units (other than the Manager) that would be adversely affected by such amendment or action if such amendment or action would (A) increase the liabilities of any Member hereunder (including amendments of Section 4.6 or Section 4.7 that would increase liabilities or decrease protections for a Member), modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company, (B) adversely alter a Member’s rights to Transfer Units pursuant to Article VII, (C) adversely alter the rights of any applicable Member to exchange Exchangeable Units pursuant to Article XI or Annex E, (D) adversely alter the rights of a Member pursuant to Section 2.4 and Section 2.5 or (E) amend this Section 4.1(f)(ii).

(g) Implementation of Amendments. Upon obtaining any Consent required under this Section 4.1 or otherwise required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Manager, and (ii) the Members shall be deemed a party to and bound by that amendment of this Agreement.

Section 4.2 Tax Actions. All tax-related actions, decisions, or determinations (or failure to take any available tax-related action, decision, or determination) by or with respect to the Company or any Subsidiary of the Company not expressly reserved for the Members shall be made, taken, or determined by the Manager; provided, however, any action, decision, or determination that could reasonably be expected to have a material consequence to the Class C Members that is disproportionately adverse to them as compared to the Manager shall not be taken without the prior written consent of the Company Unitholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.3 Compensation and Reimbursement of Manager.

(a) General. The Manager shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided in this Agreement.

(b) Reimbursement of Manager. The Company shall be liable for, and shall reimburse the Manager on an after-tax basis at such intervals as the Manager may determine, all:

(i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the Manager;

(ii) expenses of the Manager incidental to being a public reporting company (including, without limitation public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, accounting fees, legal fees, SEC and FINRA filing fees and offering expenses);

(iii) fees and expenses related to the IPO or any subsequent public offering of equity securities of the Manager or private placement of equity securities of the Manager (including any reasonable fees and expenses related to the registration for resale of any such securities), whether or not consummated;

(iv) franchise and similar taxes of the Manager and other fees and expenses in connection with the maintenance of the existence of the Manager;

(v) customary compensation and benefits payable by the Manager, and indemnities provided by the Manager on behalf of, the officers, directors, and employees of the Manager; and

(vi) reasonable expenses paid by the Manager on behalf of the Company; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Manager with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted pursuant to Section 4.4. Such reimbursements shall be in addition to any reimbursement of the Manager as a result of indemnification pursuant to Section 4.7.

Section 4.4 Outside Activities.

(a) Limitation on Outside Activities of Manager. The Manager shall not directly or indirectly enter into or conduct any business, other than in connection with (i) the ownership, acquisition, and disposition of Units, (ii) maintaining its legal existence (including the ability to incur and pay, as applicable, fees, costs, expenses and taxes relating to that maintenance), (iii) the management of the business of the Company and its Subsidiaries, (iv) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (v) the offering, sale, syndication, private placement, or public offering of stock, bonds, securities, or other interests of the Manager, (vi) the financing or refinancing of any type related to the Company or its Assets or activities, (vii) receiving and paying dividends and distributions or making contributions to the capital of the Company and its Subsidiaries, (viii) filing tax reports and tax returns and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (ix) participating in tax, accounting, and other administrative matters with respect to the Company and its Subsidiaries and providing administrative and advisory services (including treasury and insurance services, including maintaining directors’ and officers’ insurance on its behalf and on behalf of the Company and its Subsidiaries) to the Company and its Subsidiaries, (x) holding any cash or property (but not operating any property or business), (xi) indemnifying officers, directors, members of management, Managers, employees, consultants, or independent contractors of the Manager, the Company or their respective Subsidiaries, (xii) entering into any Termination Transaction or similar transaction in accordance with this Agreement, (xiii) preparing reports to governmental authorities and to its stockholders, (xiv) holding director and stockholder meetings, preparing organizational records, and other organizational activities required to maintain its separate organizational structure, (xv) complying with applicable Law, (xvi) engaging in activities relating to any management equity plan, stock option plan or any other management or employee benefit plan of the Manager, the Company or their respective Subsidiaries, and (xvii) engaging in activities that are incidental to clauses (i) through (xvi). The provisions of this Section 4.4 shall restrict only the Manager and its Subsidiaries (other than the Company and its Subsidiaries) and shall not restrict the other Members or any Affiliate of the other Members (other than the Manager).

(b) Outside Activities of Members.

(i) Subject to (x) any agreements entered into pursuant to Section 4.5, and (y) any other agreements (including any employment agreement) entered into by a Member or any of its Affiliates with the Manager, the Company or a Subsidiary, any Member (but, with respect to the Manager, subject to Section 4.4(a)), or any officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company, and, in any such case, need not (A) first offer the Company or any of its Subsidiaries an opportunity to participate in such business interests or activities or (B) account to the Company or any of its Subsidiaries with respect to such business interests or activities.

(ii) None of the Members, the Company or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Member or Person. Subject to any other agreements entered into by a Member or its Affiliates with the Manager, the Company or a Subsidiary, no Member (other than the Manager) or any such other Person shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Member, or any such other Person.

Section 4.5 Transactions with Affiliates. Subject to the provisions of Section 4.1(f) and Section 4.4, the Company may enter into any transaction or arrangement with the Manager or Subsidiaries of the Company or other Persons in which the Company has an equity investment on terms and conditions determined by the Manager. Without limiting the foregoing, but subject to Section 4.1(f) and Section 4.4, (a) the Company may (i) lend funds to, or borrow funds from, the Manager or to Subsidiaries of the Company or other Persons in which the Company has an equity investment and (ii) transfer Assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which the Company or any of its Subsidiaries is or thereby becomes a participant, and (b) the Manager may (i) propose and adopt on behalf of the employee benefit plans funded by the Company for the benefit of employees of the Manager, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, to or for the benefit of the Manager, the Company or any of the Company’s Subsidiaries and (ii) sell, transfer or convey any property to the Company, directly or indirectly.

Section 4.6 Limitation on Liability.

(a) General. To the fullest extent permitted by Law, no Indemnitee, in such capacity, shall be liable to the Company, any Member or any of their respective Affiliates, for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) either (A) the Indemnitee, at the time of such act or omission, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (B) in the case of omission by the Indemnitee, the Indemnitee did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (ii) the act or omission did not constitute fraud or intentional misconduct by the Indemnitee.

(b) Action in Good Faith. An Indemnitee acting under this Agreement shall not be liable to the Company for its, his, or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand, restrict, or eliminate the duties and liabilities of such Persons otherwise existing at Law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of such Persons. Whenever the Manager or the Company is permitted or required to make a decision or take an action under this Agreement (i) in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Members as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

(c) Outside Counsel. The Manager may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Manager on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Manager will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(d) Duties of Members. Other than obligations of Members explicitly set forth in this Agreement, no Member (other than the Manager in its capacity as a manager), including any Member who may be deemed to be a controlling Member under applicable Law (other than the Manager in its capacity as a manager), shall owe any duty (of loyalty, care or otherwise) to the Company or to any other Member solely by reason of being a Member. With respect to each matter requiring approval of a Majority-in-Interest of the Members, each Member having voting rights may grant or withhold such Member’s vote under this Agreement, in such Member’s sole judgment, as directed or otherwise determined by such Member, without regard to the interests of any other Member or of the Company, and no Member shall have any duty to represent or act in the best interests of the Company or any other Member.

Section 4.7 Indemnification.

(a) General. The Company shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by Law and to the same extent and in the same manner provided by the provisions of Article VI of the Amended and Restated Bylaws of the Manager applicable to officers and directors as if such provisions were set forth herein, mutatis mutandis, and applied to each such Indemnitee.

(b) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 4.7 shall not be exclusive of any other right that any Person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

(c) Nature of Rights. The rights conferred upon Indemnitees in this Section 4.7 shall be contract rights and shall continue as to an Indemnitee who has ceased to be the Manager, an Affiliate of the Manager, the Tax Representative, the Designated Individual, or an officer or director of the Manager, the Company, or their respective Affiliates. Any amendment, alteration or repeal of this Section 4.7 or of Article VI of the Amended and Restated Bylaws of the Manager that would adversely affect any right of an Indemnitee or its successors shall apply prospectively only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment, alteration or repeal.

(d) Breaches. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 4.7 will (i) limit or waive any claims against, rights to sue or other remedies or recourse the Company, any Member or any other Person may have against an Indemnitee for a breach of contract claim relating to any binding agreement to which any Indemnitee is a party (including, where applicable, this Agreement) or (ii) entitle any such Indemnitee to be indemnified or advanced expenses with respect to such a breach.

(e) Severability. If this Section 4.7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each applicable Indemnitee pursuant to this Section 4.7 to the fullest extent permitted by any applicable portion of this Section 4.7 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

ARTICLE V.

BOOKS AND RECORDS

Section 5.1 Books and Records.

(a) General. The Company shall maintain in its principal business office, or any other place as may be determined by the Company, the books and records of the Company.

(b) Specific Records. In particular, the Company shall maintain:

(i) A register containing the name, address, and number and class of Units (including Equivalent Units) of each Member, and such other information as the Manager may deem necessary or desirable and attached to this Agreement as Annex A (as may be amended or updated from time to time, the “Register”). The Manager shall from time to time update the Register as necessary to ensure the Register is accurate, including as a result of any sales, exchanges, or other Transfers, or any redemptions, issuances, or similar events involving Units. Except as required by Law, no Member shall be entitled to receive a copy of the Register or of the information set forth in the Register relating to any Member other than itself.

(ii) A copy of the Certificate of Formation and this Agreement and all amendments thereto.

Section 5.2 Financial Accounts. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied.

Section 5.3 Inspection; Confidentiality. The Manager may keep confidential from the Members (or any of them) for such period of time as the Manager determines to be reasonable, any information (a) that the Manager believes to be in the nature of trade secrets, (b) the disclosure of which the Manager in good faith believes is not in the best interests of the Company or the Manager, or (c) that the Company or the Manager is required by Law, agreement, or customary commercial practice to keep confidential. Subject to the provisions of the previous sentence, the Members (personally or through an authorized representative) may, for purposes reasonably related to their respective interests in the Company, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

Section 5.4 Information to Be Provided by Manager to Members. The Company shall deliver (or otherwise make accessible) to each Member a copy of any information mailed or delivered electronically to all of the common stockholders of the Manager as soon as practicable after such mailing or electronic delivery.

ARTICLE VI.

TAX MATTERS, ACCOUNTING, AND REPORTING

Section 6.1 Tax Matters.

(a) Tax Returns. The Company shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each tax item of the Company and make all other determinations with respect to such tax returns.

(b) Other Tax-Related Matters. Each of the provisions of Annex C, which address various tax-related matters, is incorporated into and shall constitute a part of this Agreement.

Section 6.2 Accounting and Fiscal Year. Unless otherwise determined by the Company or required by Code Section 706, the fiscal year of the Company (the “Fiscal Year”) shall be the calendar year ending December 31st, or, in the case of the last Fiscal Year of the Company, the fraction thereof ending on the date on which the winding up of the Company is completed.

ARTICLE VII.

UNIT TRANSFERS AND MEMBER WITHDRAWALS

Section 7.1 Transfer Generally Prohibited. No Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VII and Article X. Any Transfer or purported Transfer of a Unit not made in accordance with this Article VII or Article X shall be null and void ab initio. Units shall not be subject to the claims of any creditor, spouse for alimony or support, or legal process and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

Section 7.2 Conditions Generally Applicable to All Transfers. All Transfers are subject to the satisfaction of the following conditions:

(a) Transfers by Members Other than the Manager.

(i) Consent of Manager. No Member other than the Manager shall Transfer all or any portion of its Units to any transferee without the prior written consent of the Manager unless the Transfer is a Related-Party Transfer.

(ii) Assumption of Obligations; No Relief from Obligations. Any transferee of all or a portion of a Unit (whether or not admitted as a Substituted Member) shall take subject to and assume, by operation of Law or express agreement, all of the obligations of the transferor Member under this Agreement with respect to such Transferred Unit. No Transfer (other than pursuant to a statutory merger or consolidation pursuant to which all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of Law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Manager.

(iii) No Rights as Member. No transferee, whether by a voluntary Transfer, by operation of Law or otherwise, shall have any rights under this Agreement unless and until admitted as a Substituted Member.

(b) Transfers by the Manager.

(i) Consent of Members. The Manager may not Transfer any of its Units without the consent of a Majority-in-Interest of the Members, except in connection with an Applicable Sale or Termination Transaction or to a wholly owned subsidiary in accordance with Section 7.2(b)(ii).

(ii) Transfer to Subsidiary. Subject to compliance with the other provisions of this Article VII, the Manager may Transfer all of its Units at any time to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of the Manager without the consent of any Member and may designate the transferee to become the new Manager for all purposes of this Agreement.

(c) Withholding with Respect to a Transfer of Units. A Member making a Transfer permitted by this Agreement shall comply with Section 4.10(b) of Annex C.

(d) Other Restrictions on Transfer. In addition to any other restrictions on Transfer in this Agreement, no Member may Transfer a Unit (including by way of acquisition of Units by the Manager or any other acquisition of Units by the Company) if the Manager determines:

(i) Such Transfer (A) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (B) would create an undue risk that the Company be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes; provided, that a Transfer by a Member shall not be prohibited under Section 7.2(d)(i)(B) if the Member obtains a tax opinion on which the Manager and the Company can rely from nationally recognized tax counsel that the Transfer will not result in the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes;

(ii) That the Transfer would be to any Person or entity that lacks the legal right, power or capacity to own a Unit;

(iii) That the Transfer would be in violation of Law;

(iv) That the Transfer would be of any fractional or component portion of a Unit or rights to distributions, separate and apart from all other components of a Unit;

(v) That the Transfer would create a material risk that the Company would engage in a non-exempt “prohibited transaction” under Section 406 of ERISA or Code Section 4975(c) or result in a violation of any ERISA Similar Law;

(vi) That the Transfer would create a material risk that any portion of the Assets would constitute “plan assets” subject to ERISA, Code Section 4975, or any ERISA Similar Law;

(vii) That the Transfer would require the registration of such Unit pursuant to any applicable federal or state securities Laws;

(viii) That such Transfer would create a material risk that the Company would become a reporting company under the Exchange Act; or

(ix) That the Transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 7.3 Substituted Members.

(a) Admission as Member. A transferee of Units of a Member, other than a Related-Party Transferee, may be admitted as a Substituted Member only with the consent of the Company. A Related-Party Transferee shall be admitted as a Substituted Member without the consent of the Company, subject to compliance with Section 7.3(b). The failure or refusal by the Company to permit a transferee of Units to become a Substituted Member shall not give rise to any cause of action against the Company or the Manager. A transferee who has been admitted as a Substituted Member in accordance with this Article VII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

(b) Documents to Be Provided by Transferee. No transferee shall be admitted as a Substituted Member until and unless it furnishes to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such transferee and (iii) such other documents and instruments as the Manager may require to effect such transferee’s admission as a Substituted Member, including a certification from the transferee or an opinion of counsel reasonably acceptable to the Company in respect of any of the restrictions on transfer set forth in Section 7.2(d) (which certification or opinion may be waived, in whole or in part, in the sole discretion of the Company).

(c) Amendment of Books and Records. In connection with, and as evidence of, the admission of a Substituted Member, the Manager or Company shall amend the Register and the books and records of the Company to reflect the name, address and number of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

Section 7.4 Drag-Along Rights.

(a) If at any time the Manager and/or its Affiliates (excluding, for purposes of this Section 7.4, the Company and its Subsidiaries) desire to Transfer in one or more transactions a sufficient portion of its and/or their Units (or any beneficial interest therein) to constitute a Change of Control to a bona fide third party that is not an Affiliate of the Manager (an “Applicable Sale”), the Manager may require each other Member either (i) to sell the same ratable share of its Units as is being sold by the Manager and such Affiliates (based upon the total Units held by the Manager and its Affiliates at such time) on the same terms and conditions and/or (ii) to exchange its Units pursuant to Section 10.2(b) (each, a “Drag-Along Right”). The Manager may in its sole discretion elect to cause the Manager and/or the Company to structure the Applicable Sale as a merger or consolidation or as a sale of the Company’s Assets.

(b) No Member shall have any dissenters’ rights, appraisal rights or similar rights in connection with any Applicable Sale, and no Member may object to any subsequent liquidation or other distribution of the proceeds from an Applicable Sale that is a sale of Assets. Each Member agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the Manager of its Drag-Along Right pursuant to this Section 7.4, each Member shall take all reasonably necessary and desirable actions approved by the Manager in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Members shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities, or covenants than the Manager or its Affiliates, (B) such Members shall not be obligated to bear any share of the out-of-pocket expenses, costs, or fees (including attorneys’ fees) incurred by the Company or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs, and fees were incurred for the benefit of the Company or all of its Members, (C) such Members shall not be obligated or otherwise responsible for more than their proportionate shares of any indemnities or other liabilities incurred by the Company and the Members as sellers in respect of such Applicable Sale, (D) any indemnities or other liabilities approved by the Manager shall be limited, in respect of each Member, to such Member’s share of the proceeds from the Applicable Sale, and (E) such Members shall not be required to enter into any non-compete agreement in connection with such Applicable Sale.

(c) At least five (5) Business Days before consummation of an Applicable Sale, the Manager shall (i) provide the Members written notice (the “Applicable Sale Notice”) of the Applicable Sale, which notice shall contain (A) the name and address of the third-party purchaser, (B) the proposed purchase price, terms of payment, and other material terms and conditions of the purchaser’s offer, together with a copy of any binding agreement with respect to the Applicable Sale and (C) notification of whether the Manager has elected to exercise its Drag-Along Right and (ii) promptly notify the Members of all proposed changes to the material terms and keep the Members reasonably informed as to all material terms relating to the Applicable Sale or contribution, and promptly deliver to the Members copies of all final material agreements relating to the Applicable Sale not already provided in accordance with this Section 7.4(b) or otherwise. The Manager shall provide the Members written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

Section 7.5 Withdrawal.

(a) Permissible Withdrawals. Subject to any Unit Designation, no Member may withdraw from the Company other than:

(i) As a result of a Transfer of all of such Member’s Units in accordance with this Article VII or Article X with respect to which the transferee becomes a Substituted Member;

(ii) Pursuant to an acquisition by the Manager or Subsidiary of the Manager of all of its Units; or

(iii) With the prior written consent of the Company.

(b) Consequences of Withdrawal. Any Member who Transfers all of its Units in a Transfer (i) permitted pursuant to this Article VII where such transferee was admitted as a Substituted Member or (ii) to the Manager, whether or not pursuant to Section 10.1, shall cease to be a Member but shall continue to have the obligations of a former Member that are expressly set forth in this Agreement.

Section 7.6 Restrictions on Termination Transactions.

(a) General. Except as provided in Section 7.6(b), neither the Company nor the Manager shall engage in, or cause or permit, a Termination Transaction.

(b) Consent. The Company or Manager may engage in, cause, or permit a Termination Transaction only if at least one of the following conditions is satisfied:

(i) A Majority-in-Interest of the Members give Consent;

(ii) In connection with any such Termination Transaction, each holder of Common Units (other than the Manager and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Common Unit an amount of cash, securities or other property equal to the greatest amount of cash, securities or other property that the holder of Common Units would have received had it exercised its right to Exchange pursuant to Article X and received Class A Common Stock in exchange for its Common Units immediately before such Termination Transaction; or

(iii) All of the following conditions are met: (1) substantially all of the Assets directly or indirectly owned by the Company before the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited partnership or limited liability company that is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes and each of its Subsidiaries has the same classification for U.S. federal, state, and local tax purposes immediately after the Termination Transaction that each Subsidiary had immediately before the Termination Transaction; (3) the rights of such Members with respect to the Surviving Company (including pursuant to a Tax Receivable Agreement) are at least as favorable as those of Members holding Units immediately before the consummation of such Termination Transaction (except to the extent that any such rights are consistent with clause (4) of this Section 7.6(b)(iii) and as those applicable to any other limited partners or non-managing members of the Surviving Company); and (4) such rights include the right to cause their interests in the Surviving Company to be redeemed at any time or times for cash in an amount equal to the Fair Market Value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company.

Section 7.7 Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Member’s estate (a “Member Representative”) shall have the same rights as the Incapacitated Member possessed to Transfer its Units. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company. Unless a Member or Member Representative informs the Company in writing of the Member’s Incapacity, the Company shall have the right to assume each Member is not Incapacitated. The Company shall have no obligation to determine whether or not a Member is Incapacitated.

Section 7.8 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SWIFTMERGE HOLDCO LLC DATED AS OF [●], 2024, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE VIII.
ADMISSION OF ADDITIONAL MEMBERS

Section 8.1 Admission of Additional Members.

(a) Requirements for Admission. A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 11.1, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Manager in order to effect such Person’s admission as an Additional Member. In connection with, and as evidence of, the admission of an Additional Member, the Manager shall amend the Register and the books and records of the Company to reflect the name, address, number and type of Units of such Additional Member.

(b) Consent of the Company Required. Notwithstanding anything to the contrary in this Section 8.1, no Person shall be admitted as an Additional Member without the consent of the Company. The admission of any Person as an Additional Member shall become effective on the date determined by the Company (but in no case earlier than the satisfaction of all the conditions set forth in Section 8.1(a)).

Section 8.2 Limit on Number of Members. Unless otherwise permitted by the Manager, no Person shall be admitted to the Company after the date of this Agreement as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

ARTICLE IX.
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1 Dissolution Generally.

(a) Dissolution Only in Accordance with This Agreement. The Company shall not be dissolved by the substitution of Members or the admission of Additional Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s Assets.

(b) Termination of Members. The death, retirement, resignation, expulsion, Bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not in and of itself cause dissolution of the Company.

Section 9.2 Events Causing Dissolution.

(a) Actions by Members. No Member shall take any action to dissolve, terminate or liquidate the Company, or require apportionment, appraisal or partition of the Company or any of its Assets, or file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Act.

(b) Liquidating Events. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(i) an election to dissolve the Company made by the Manager, with the Consent of a Majority-in-Interest of the Members;

(ii) a dissolution of the Company under Section 18-801(4) of the Act, unless the Company is continued without dissolution pursuant thereto; or

(iii) the entry of a judicial decree under Section 18-802 of the Act.

Section 9.3 Distribution upon Dissolution.

(a) Order of Distributions. Upon the dissolution of the Company pursuant to Section 9.2, the Manager (or, in the event that the Manager has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority-in-Interest of the Members (the Manager or such other Person, the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s Assets and liabilities, and the Company’s Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Manager, include shares of stock in the Manager) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Company’s Debts and liabilities to creditors, including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for previously declared distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for previously declared distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) The balance, if any, to the Members, in accordance with Section 3.1.

(b) Discretion of Liquidator and Manager.

(i) Notwithstanding the provisions of Section 9.3(a) that require liquidation of the Assets, but subject to the order of priorities set forth therein, if before or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s Assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants-in-common and in accordance with the provisions of Section 9.3(a), undivided interests in such Company Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(ii) In the sole discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article IX may be:

(A) Distributed to a trust established for the benefit of the Manager and the Members for the purpose of liquidating Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Manager arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Manager, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or

(B) Withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided, that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 9.3(a) as soon as practicable.

Section 9.4 Rights of Members. Except as otherwise provided in this Agreement and subject to the rights of any Member set forth in a Unit Designation, (a) each Member shall look solely to the Assets for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions or distributions.

Section 9.5 Termination. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation of the Certificate of Formation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 9.5.

ARTICLE X.
PROCEDURES FOR ACTIONS AND CONSENTS
OF MEMBERS; MEETINGS

Section 10.1 Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement or otherwise pursuant to Law are subject to the procedures set forth in this Article X.

Section 10.2 Procedures for Meetings and Actions of the Members.

(a) Time; Quorum; Consent. Meetings of the Members may be called only by the Manager and shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than two (2) days nor more than ninety (90) days before the date of such meeting. Members may vote in Person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement or any Unit Designation, the affirmative vote of a Majority-in-Interest of the Members shall be sufficient to approve such proposal at a meeting of the Members. Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 10.2(b).

(b) Written Consents. Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission and filed with the Manager setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such Consent may be in one or several instruments and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Manager may require a response within a reasonable specified time, and failure to respond in such time period shall constitute a Consent that is consistent with the Manager’s recommendation with respect to the proposal.

(c) Proxy. Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) Record Date for Meetings and Other Purposes.

(i) The Manager may set, in advance, a Record Date (x) for the purpose of determining the identities of the Members entitled to Consent to any action or entitled to receive notice of or vote at any meeting of the Members or (y) to make a determination of Members for any other proper purpose. Any such date shall not be before the close of business on the day the Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than two (2) days, before the date on which the meeting is to be held.

(ii) If no Record Date is set, the Record Date for the determination of Members entitled to notice of or vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the Record Date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this Section 10.2(d)(ii), such determination shall apply to any adjournment thereof.

(e) Conduct of Meetings. Each meeting of Members shall be conducted by the Manager or such other Person as the Manager may appoint pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate.

(f) Waivers. Any time period for notice with respect to meetings or consents of the Members may be waived by a Member as to such Member.

ARTICLE XI.
EXCHANGE RIGHTS

Section 11.1 Elective and Mandatory Exchanges.

(a) Elective Exchanges. Subject to the Policy Regarding Exchanges set forth in Annex E, as amended from time to time by the Company (the “Policy Regarding Exchanges”), an Exchangeable Unit Member shall have the right, from time to time, to surrender Exchangeable Units, along with an equal number of shares of Class C Common Stock (in each case, free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement), to the Company and to thereby cause the Company to deliver to such Exchangeable Unit Member (or its designee) the Exchange Consideration as set forth in Section 11.3 (an “Elective Exchange”). Any amendments of the Policy Regarding Exchanges will be subject to Section 4.1(f) herein to the same extent as if the same was part of this Agreement.

(b) Mandatory Exchange Events. Units are subject to Mandatory Exchange in each of the following circumstances:

(i) pursuant to Section 7.4, if an Applicable Sale is determined to be a Mandatory Exchange event in the sole discretion of the Manager; or

(ii) in the discretion of the Manager, with the consent of Members whose Class C Units represent fifty percent (50%) of the Class C Units of all Members in the aggregate, all Members will be required to exchange all Exchangeable Units then held by the Members.

(c) Mandatory Exchange Notices and Dates. Upon the occurrence of any of the circumstances set out in Section 11.1(b), the Manager may exercise its right to cause a mandatory exchange of a Member’s Exchangeable Units and an equal number of shares of Class C Common Stock (a “Mandatory Exchange”) by delivering to each Member a written notice pursuant to the notice provisions in Section 12.6 (a “Mandatory Exchange Notice”). A Mandatory Exchange Notice will specify the basis for the Mandatory Exchange, the Exchangeable Units of the Company to which the Mandatory Exchange applies, the Exchange Consideration and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. The Member receiving the Mandatory Exchange Notice shall use its reasonable best efforts to deliver the Certificates, as applicable, representing the applicable Exchangeable Units and corresponding shares of Class C Common Stock (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement and the organizational documents of the Manager) no later than one (1) Business Day before the Mandatory Exchange Date. Upon the Mandatory Exchange Date, the Manager will effect the Mandatory Exchange.

Section 11.2 Additional Terms Applying to Exchanges.

(a) Rights of Exchangeable Unit Member. On an Exchange Date, all rights of the Exchangeable Unit Member as a holder of the Exchangeable Units and, if the applicable Exchangeable Units are Class C Units, shares of Class C Common Stock held by the holder of the Class C Units that are subject to the Exchange, shall cease, and the Manager shall use commercially reasonable efforts to cause the transfer agent or registrar of the Manager to update the stock register of the Manager such that such Exchangeable Unit Member (or its designee) becomes the record holder of the shares of Class A Common Stock to be received by the Exchangeable Unit Member in respect of such Exchange.

(b) Expenses. Subject to the other terms of this Section 11.2(b), except as otherwise agreed by the Company, the Manager and an Exchangeable Unit Member, the Company, the Manager, and each Exchangeable Unit Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated. Notwithstanding the foregoing sentence, the Manager (or the Company, at the Manager’s direction) shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Exchangeable Unit Member that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Exchangeable Unit Member), then such Exchangeable Unit Member or the Person in whose name such shares are to be delivered shall pay to the Manager (or the Company, at the Manager’s direction) the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Manager that such tax has been paid or is not payable.

(c) Concurrent Delivery of Class C Common Stock. No Exchange of Class C Units may be made without a concurrent delivery of an equal number of shares of Class C Common Stock. Any shares of Class C Common Stock surrendered in an Exchange shall automatically be deemed retired without any action on the part of any Person, including the Manager. Any such retired shares of Class C Common Stock shall no longer be outstanding, all rights with respect to such shares shall automatically cease and terminate, and such shares shall return to the status of authorized but unissued shares of the Manager.

Section 11.3 Exchange Consideration; Settlement.

(a) Generally. On an Exchange Date, provided the Exchangeable Unit Member has satisfied its obligations under the Policy Regarding Exchanges and not validly retracted such proposed Exchange, the Manager shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Unit Member (or its designee), at the address set forth on the applicable Exchange Notice. Except as otherwise determined by the Manager, if such Exchange would, but for this Section 11.3(a), result in the Exchangeable Unit Member’s receipt of a fractional share of Class A Common Stock, then the number of shares of Class A Common Stock to be received by the Exchangeable Unit Member shall be rounded down to the nearest whole number of shares and the amount of the reduction shall be paid in cash. For purposes of determining the cash to be paid in settlement of a fractional share of Class A Common Stock, the price per share of Class A Common Stock shall be determined as the arithmetic average of the volume-weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately before the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If, at the time of determination, the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the price per share of Class A Common Stock shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the Manager that do not have an interest in the Exchangeable Unit.

(b) Settlement through Depository Trust Company. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Manager will, upon the written instruction of an Exchangeable Unit Member, deliver the shares of Class A Common Stock deliverable to such Exchangeable Unit Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Exchangeable Unit Member in the Exchange Notice.

(c) Obligations of Manager. Upon any Exchange, the Manager shall take such actions as (A) may be required to ensure that such Exchangeable Unit Member receives the shares of Class A Common Stock that such Exchangeable Unit Member is entitled to receive in connection with such Exchange pursuant to Section 11.3(a), and (B) may be reasonably within its control that would cause such Exchange to be treated as a direct exchange between the Manager and the Member for U.S. federal and applicable state and local income tax purposes.

Section 11.4 Adjustment. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then, upon any subsequent Exchange, an Exchangeable Unit Member shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Unit Member would have received if such Exchange had occurred immediately before the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 11.4 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 11.5 Class A Common Stock to Be Issued in Connection with an Exchange.

(a) Class A Common Stock Reserve. The Manager shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges; provided, however, that the Manager may satisfy its obligations in respect of any such Exchange by delivery of unencumbered purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Manager or any subsidiary thereof).

(b) Rule 16(b) Exemption. The Manager has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Manager (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Manager for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Manager (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Manager upon the registration of any class of equity security of the Manager pursuant to Section 12 of the Exchange Act.

(c) Validity of Class A Common Stock. The Manager covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Manager or any right of first refusal or other right in favor of any Person.

Section 11.6 Tax Treatment. Unless otherwise agreed to in writing by the Exchangeable Unit Member and the Manager, it is intended that, for U.S. federal and applicable state and local income tax purposes, each Exchange be treated as direct exchange between the Manager and the Exchangeable Unit Member that is a taxable transaction to the Exchangeable Unit Member. All applicable parties shall treat each Exchange consistently with the intended treatment for all U.S. federal and applicable state and local tax purposes unless otherwise required by a “determination” within the meaning of Code Section 1313(a) or a change in Law.

Section 11.7 Contribution by Manager. Except as otherwise provided in Section 11.9, on the Exchange Date (i) the Manager shall contribute to the Company the shares of Class A Common Stock that the Manager has elected to deliver and that the Exchangeable Unit Member is entitled to receive in the applicable Exchange and (ii) the Company shall issue to the Manager a number of Class A Units equal to the number of Exchangeable Units (and corresponding number of shares of Class C Common Stock) surrendered by the Exchangeable Unit Member.

Section 11.8 Apportionment of Distributions. Distributions with a Record Date on or before the Exchange Date shall be made to the Exchangeable Unit Member.

Section 11.9 Right of Manager to Acquire Exchangeable Units. With respect to Units surrendered in an Elective Exchange or subject to a Mandatory Exchange, the Manager shall have the right but not the obligation to have the Manager (in lieu of the Company) acquire Exchangeable Units and, if the applicable Exchangeable Units are Class C Units, an equal number of shares of Class C Common Stock held by the holder of those Class C Units, directly from an Exchangeable Unit Member for the Exchange Consideration. If the Manager acquires Exchangeable Units as described in the preceding sentence, those Exchangeable Units shall be automatically recapitalized into the same number of Class A Units as the Exchangeable Units. The applicable provisions of this Article XI shall apply to any such direct exchange, mutatis mutandis.

ARTICLE XII.
MISCELLANEOUS

Section 12.1 Conclusive Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or a designee of any of the foregoing that are within such Person’s authority under this Agreement shall be binding and conclusive on a Member absent manifest error. In connection with any such determination, interpretation, calculation, adjustment, or other action, the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement in such a manner as such Person determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on a Member absent manifest error.

Section 12.2 Company Counsel. THE COMPANY, THE MANAGER AND AFFILIATED ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGER AND AFFILIATES THEREOF. THE MANAGER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE COMPANY HAS INITIALLY SELECTED HAYNES AND BOONE, LLP (“COMPANY COUNSEL”) AS LEGAL COUNSEL TO THE COMPANY. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, UNLESS OTHERWISE EXPRESSLY AGREED BY COMPANY COUNSEL, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 12.3 Appointment of Manager as Attorney-in-Fact.

(a) Execution of Documents. Each Member, including each Additional Member and Substituted Member that is a Member, irrevocably makes, constitutes and appoints the Manager, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, that the Manager deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act) in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Manager, necessary or desirable to protect the limited liability of the Members.

(ii) All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments that the Manager deems appropriate in accordance with the terms of this Agreement.

(iii) All conveyances of Company Assets and other instruments that the Manager reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b) Power and Interest. The appointment by all Members of the Manager as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power and the Transfer of all or any portion of such Person’s Units, and shall not be affected by the subsequent Incapacity of the Person.

Section 12.4 Entire Agreement. This Agreement, together with the Tax Receivable Agreement, the Registration Rights Agreement, and the Certificate of Incorporation of the Manager, in each case, as amended, supplemented or restated in accordance with its terms, and the other documents contemplated hereby and thereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter hereof, including the Initial Operating Agreement.

Section 12.5 Further Assurances. Each of the parties to this Agreement does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 12.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Company or the Manager) sent by email, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

(i) if to the Company or the Manager:

    c/o AleAnna Energy, LLC

    300 Crescent Court, Suite 1860

    Dallas, TX 75201

    Attn: William Dirks

    E-mail: wkdirks@bluescapegroup.com

with copies (which shall not constitute notice) to:

   Haynes Boone LLP

   2801 N. Harwood St, Suite 2300

   Dallas, TX 75201

   Attn: Jennifer Wisinski; J. Brent Beckert

   E-mail: jennifer.wisinski@haynesboone.com;

   Brent.Beckert@haynesboone.com

or to such other address as the Company may from time to time specify by notice to the Members

(ii) if to any Member, to: the address, email, or facsimile number of such Member set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or email, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 12.7 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 12.8 Jurisdiction and Venue. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Selected Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Selected Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Selected Court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notice in Section 12.6 shall be deemed effective service of process on such party.

Section 12.9 Equitable Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties to this Agreement. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

Section 12.10 Construction. This Agreement shall be construed as if all parties to this Agreement prepared this Agreement.

Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 12.12 Third-Party Beneficiaries. Except as provided in Section 4.6 and Section 4.7, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties to this Agreement that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 12.13 Binding Effect. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding on, shall inure to the benefit of and shall be enforceable by the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Substituted Members or otherwise.

Section 12.14 Severability. If any provision of this Agreement as applied to any party or any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 12.15 Survival. The provisions of Section 4.6 (Limitation on Liability), Section 4.7 (Indemnification), Section 12.1 (Conclusive Nature of Determinations), Section 12.3 (Appointment of Manager as Attorney-in-Fact), Section 12.4 (Entire Agreement), Section 12.5 (Further Assurances), Section 12.6 (Notices), Section 12.7 (Governing Law), Section 12.8 (Jurisdiction and Venue), Section 12.18 (Creditors), Section 12.19 (Waiver of Jury Trial), Section 4.8 (Survival of Obligations) of Annex C, and this Section 12.15 (Survival) (and any other provisions of this Agreement necessary for the effectiveness of the enumerated sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 12.16 Effect on Other Obligations of Members or the Company. Nothing in this Agreement shall modify, amend, terminate or supersede any obligations or rights of any Member or the Company under any agreement between or among Member(s) and/or the Company (other than the Initial Operating Agreement) that is in effect as of the date hereof.

Section 12.17 Confidentiality. Each Member recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company (including its predecessors), including confidential information of the Company (and its predecessors) regarding identifiable, specific and discrete business opportunities being pursued by the Company (the “Confidential Information”). Except as otherwise consented to by the Manager in writing, each Member (other than the Manager), on behalf of itself (and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency Law, its managers, directors, officers, shareholders, partners, members, employees, representatives and agents) agrees that, during the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, it (a) will use the same degree of care as it uses to protect its own confidential information to keep confidential any Confidential Information furnished to such Member; (b) will not intentionally use any of the Confidential Information for any purpose other than monitoring its investment in the Company; and (c) will not disclose such Confidential Information to any third party for any reason or purpose whatsoever, except that each Member may disclose such information (i) to authorized directors, officers, employees, representatives and agents of the Company or the Manager and as otherwise may be proper in the course of performing such Member’s obligations or enforcing its rights under this Agreement and the agreements expressly contemplated hereby; (ii) to such Member’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents who are informed of the Member’s obligations hereunder; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 12.17 or other confidentiality agreement approved by the Manager; or (iv) as is required to be disclosed by any Law, by any governmental authority or stock exchange or by any listing or trading agreement concerning a Member or its Affiliates; provided that the Member required to make such disclosure pursuant to clause (iv) above shall provide to the Company prompt notice of such disclosure to enable the Company to seek an appropriate protective order or confidential treatment. It is acknowledged and agreed that a Member’s review of Confidential Information will inevitably enhance its knowledge and understanding of the Company’s industry in a way that cannot be separated from its other knowledge, and it shall not be a violation of Section 12.17(b) if such Member’s overall knowledge and understanding are used for purposes other than monitoring its investment in the Company. For purposes of this Section 12.17, the term “Confidential Information” shall not include any information which (x) such Person learns from a source other than the Company or the Manager, or any of their respective representatives, employees, agents or other service providers, and in each case who is not bound by a confidentiality obligation, (y) is disclosed in a prospectus, in other documents or in any other manner for dissemination to the public (in each case, not in violation of this Section 12.17), or (z) is independently developed by the disclosing Member without violating any requirement hereunder. Nothing in this Section 12.17 shall in any way limit or otherwise modify any confidentiality covenants entered into by any Member pursuant to any other agreement entered into with the Company or the Manager.

Section 12.18 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, distributions, capital or property of the Company other than as a secured creditor.

Section 12.19 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 12.19 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

ARTICLE XIII.

DEFINED TERMS

Section 13.1 Definitions. Unless otherwise indicated to the contrary, the following definitions shall be applied to the terms used in this Agreement:

“Act” is defined in the recitals to this Agreement.

“Additional Funds” is defined in Section 2.5(a).

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 8.1, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates. With respect to any Person who is an individual, “Affiliate” shall also include, without limitation, any Family Member of such Person.

“Applicable Sale” is defined in Section 7.4(a).

“Applicable Sale Notice” is defined in Section 7.4(c).

“Asset Value” is defined in Annex C.

“Assets” means any assets and property of the Company.

“Assumed Tax Liability” is defined in Section 3.2(b).

“Assumed Tax Rate” is defined in Section 3.2(b)(ii).

“Available Cash” means, after taking into account amounts determined by the Manager to be reasonably necessary or advisable to be retained by the Company to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Company, including the payment of any Imputed Underpayment or for the operation of the business of the Company, or to create reasonable reserves for any of the foregoing, cash (in United States dollars) of the Company that the Manager determines is available for distribution to the Members.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person, and the term “Bankrupt” has a correlative meaning.

“Board of Directors” means the Board of Directors of the Manager.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capital Account” is defined in Annex C.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Asset Value of property (other than money) in such form as may be permitted by the Act that the Member contributes (or is treated as contributing) to the Company.

“Capital Stock” means a share of any class or series of stock of the Manager now or hereafter authorized.

“Certificate of Formation” is defined in the recitals of this Agreement.

“Certificates” means (A) if certificated, any certificates representing Exchangeable Units, (B) if certificated, any stock certificates representing the shares of Class C Common Stock required to be surrendered in connection with an Exchange of Class C Units, and (C) such other information, documents or instruments as either the Manager (or the Manager’s transfer agent) or the Company may reasonably require in connection with an Exchange. If any certificate or other document referenced in the immediately preceding sentence is alleged to be lost, stolen or destroyed, the Exchangeable Unit Member shall cooperate with and respond to the reasonable requests of the Manager (or the Manager’s transfer agent) and the Company and, if required by the Manager or the Company, furnish an affidavit of loss and/or an indemnity against any claim that may be made against the Manager or the Company on account of the alleged loss, theft or destruction of such certificate or other document.

“Change of Control” means, as of any date of determination, in one transaction or a series of related transactions, the Transfer of Units (or any beneficial interest therein) of the Company representing more than fifty (50) percent of the outstanding Common Units as of such date of determination.

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of the Manager, or (b) following any consolidation, merger, reclassification or other similar event involving the Manager, any shares or other securities of the Manager or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar events.

“Class A Unit” is defined in Section 2.1(b)(i).

“Class C Common Stock” means, as applicable, (a) the Class C Common Stock, par value $0.0001 per share, of the Manager, or (b) following any consolidation, merger, reclassification or other similar event involving the Manager, any shares or other securities of the Manager or any other Person or cash or other property that become payable in consideration for the Class C Common Stock or into which the Class C Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar events.

“Class C Member” means any Member holding Class C Units and includes any Person admitted as an additional Class C Member after the date hereof or a substitute Class C Member.

“Class C Unit” is defined in Section 2.1(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Stock” means the Class A Common Stock or the Class C Common Stock (and shall not include any additional series or class of the Manager’s common stock created after the date of this Agreement).

“Common Unit” means a Class A Unit, a Class C Unit, and any other Unit designated as a Common Unit by the Company.

“Company” is defined in the preamble to this Agreement.

“Company Counsel” is defined in Section 12.2.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article X.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

“de minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Manager.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) obligations of such Person as lessee under capital leases.

“Designated Individual” is defined in Annex C.

“Drag-Along Right” is defined in Section 7.4(a).

“Elective Exchange” is defined in Section 11.1(a).

“Elective Exchange Date” means the effective date of an Elective Exchange.

“Elective Exchange Notice” is defined in Annex (B).

“Equivalent Units” means Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption (the “Terms”) that are (a) relative to the Common Units and the other classes and series of Units that correspond to classes and series of Capital Stock, and (b) substantially the same as (or corresponding to) the Terms that any new Capital Stock or New Securities have relative to the Common Stock and other classes and series of Capital Stock or New Securities. The foregoing shall not apply to matters such as voting for members of the Board of Directors that are not applicable to the Company. In comparing the economic rights of any Preferred Stock with the economic rights of any Units, the effect of taxes may be taken into account.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Similar Law” is defined in Section 1.10(d).

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Consideration” shall mean, in the case of any Exchange, the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Units surrendered in the Exchange multiplied by the Exchange Rate, plus an amount that is equal to $0.0001 multiplied by the number of shares of Class C Common Stock included in the Exchange.

“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

“Exchange Rate” means, in respect of any Exchange, subject to Section 11.4, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately before the Exchange and the denominator of which shall be the number of Class A Units owned by the Manager immediately before the Exchange. On the date of this Agreement, the Exchange Rate shall be 1.

“Exchangeable Unit” means each Class C Unit and any other Unit designated as an Exchangeable Unit by the Company.

“Exchangeable Unit Member” means (i) each Member, other than the Manager and any of its wholly owned Subsidiaries, that holds an Exchangeable Unit or (ii) each holder of an interest in a Member that holds an Exchangeable Unit pursuant to Article X.

“Fair Market Value” of Units or other property, means the cash price that a third party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property, as the case may be, in an arm’s-length transaction. Unless otherwise determined by the Company, the following assumptions will be made when determining the Fair Market Value of Units:

(a) that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and achieve the best value reasonably available to the Members at the time; and

(b) that all existing circumstances are taken into account, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption) are beneficiaries.

“Fiscal Year” is defined in Section 6.2.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her Person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of the winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the Bankruptcy of such Member.

“Incentive Compensation Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Manager for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Indemnitee” means the Manager, each Affiliate of the Manager, the Tax Representative, the Designated Individual and each officer, manager, or director of the Manager, the Company or their respective Affiliates, in all cases in such capacity.

“Initial Operating Agreement” is defined in the recitals of this Agreement.

“IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority. The term “Lawful” has a correlative meaning.

“Liquidating Event” is defined in Section 9.2(b).

“Liquidator” is defined in Section 9.3(a).

“Majority-in-Interest of the Members” means Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Common Units held by all Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to such matter.

“Manager” is defined in the preamble to this Agreement.

“Manager Tax-Related Liabilities” means (a) any U.S. federal, state and local and non-U.S. tax obligations (including any Imputed Underpayment Share for which the Manager is liable hereunder) owed by the Manager (other than any obligations to remit any withholdings withheld from payments to third parties) and (b) any obligations under the Tax Receivable Agreement payable by the Manager.

“Mandatory Exchange” is defined in Section 11.1(c).

“Mandatory Exchange Date” is defined in Section 11.1(c).

“Mandatory Exchange Notice” is defined in Section 11.1(c).

“Member” means any Person named as a member of the Company on the Register of this Agreement (as amended from time to time) and any Person admitted as an Additional Member of the Company or a Substituted Member of the Company, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has ceased to be a Member. For the avoidance of doubt, the Manager shall be deemed to be a Member with respect to any Units it holds.

“Member Representative” is defined in Section 7.7.

“Merger Agreement” is defined in the recitals of this Agreement.

“New Securities” means any equity security as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended, excluding grants under the Incentive Compensation Plans, including (i) rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, Common Stock or Preferred Stock and (ii) any Debt issued by the Manager that provides any of the rights described in clause (i).

“Percentage Interest” means, with respect to each Member, as to any class or series of relevant Units, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Units of such class or series held by such Member and the denominator of which is the total number of Units of such class or series held by all Members, in each case determined as of the date of determination. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Units.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Policy Regarding Exchanges” is defined in Section 11.1(a).

“Preferred Stock” means shares of preferred stock of the Manager now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.

“Record Date” means the record date established by the Company for the purpose of determining the Members entitled to notice of or vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Company) generally be the same as the record date established by the Manager for a distribution to the Members of its Capital Stock of some or all of its portion of such distribution.

“Register” is defined in Section 5.1(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among the Manager and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

“Related-Party Transfer” means a Transfer by a Member of all or part of its Units to any Related-Party Transferee.

“Related-Party Transferee” means, with respect to a Member, (i) any Family Member of that Member, (ii) any direct or indirect member or equityholder of that Member or any Affiliate of that Member, (iii) any Family Member of any direct or indirect member or equityholder described in (ii), (iv) a transferee by operation of the laws of descent, by will or intestacy, (v) a transferee that is a charitable organization by gift, (vi) a transferee to whom Transfer is required pursuant to an order of a court or regulatory agency (including pursuant to a qualified domestic relations order), (vii) another existing Member or any Affiliates of another existing Member, (viii) in the case of an entity, a transferee by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, or (ix) the Manager.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected Courts” is defined in Section 12.8.

“SPAC Transactions” means the series of transactions effectuated pursuant to the Merger Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity if a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.3.

“Surviving Company” is defined in Section 7.6(b)(iii).

“Tax Distribution” is defined in Section 3.2(a).

“Tax Distribution Shortfall Amount” is defined in Section 3.2(d).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of [●], 2024, entered into by and among the Manager, the Company, each of the parties thereto identified as a “TRA Holder” or the “Agent” and each of the successors and assigns thereto, and any other similar tax receivable (or comparable) agreements entered after the date of this Agreement.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Manager’s Units in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Manager, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Manager not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split or reverse stock split, stock dividend or similar subdivision), or (d) the adoption of any plan of liquidation or dissolution of the Manager.

“Terms” is defined in the definition of “Equivalent Units.”

“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and receive dividends or other income with respect thereto, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing. An Exchange shall not constitute a Transfer under this Agreement.

“Unit” means a fractional share of the limited liability company interest in the Company, which may be a Class A Unit or Class C Unit and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date of this Agreement.

“Unit Designation” is defined in Section 2.4(a).

Section 13.2 Interpretation. In this Agreement and in the exhibits to this Agreement, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and all statutory instruments or orders made under it;

(e) any reference to a “day” or “Business Day” means the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MANAGER:

ALEANNA, INC.

By:
Name:
Title:

MEMBERS:

ALEANNA, INC.

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of
Swiftmerge HoldCo LLC]

ANNEX A: INITIAL UNITS

Member	Class A Units
AleAnna, Inc.	[______]

Member	Class C Units
[______]	[______]

ANNEX B: FORM OF ELECTIVE EXCHANGE NOTICE

ELECTIVE EXCHANGE NOTICE

AleAnna, Inc.

[●]

[●]

Attention: [●]

Email: [●]

Swiftmerge HoldCo LLC

[●]

[●]

Attention: [●]

Email: [●]

This elective exchange notice (“Elective Exchange Notice”) is delivered by the undersigned Exchangeable Unit Member pursuant to Section 11.1 of the Amended and Restated Limited Liability Company Agreement of Swiftmerge HoldCo LLC, dated as of [●], 2024 (the “LLC Agreement”), by and among AleAnna, Inc., a Delaware corporation (the “Manager”), and the other members that are party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned hereby transfers the number of Class C Units plus shares of Class C Common Stock set forth below (together, the “Paired Interests”) in exchange for the Exchange Consideration as set forth in the LLC Agreement.

Legal Name of Holder:

Address:

Number of Class C Units:

Number of Class C Common Stock:

Brokerage Account Details:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Elective Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Elective Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Elective Exchange Notice are being transferred to the Manager or the Company, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Elective Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Manager or the Company, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of the Manager or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Manager or the Company, as applicable, the Paired Interests subject to this Elective Exchange Notice and to deliver to the undersigned the Exchange Consideration to be delivered in exchange therefor.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Elective Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

ANNEX C: TAX MATTERS

ARTICLE I
DEFINITIONS

“Asset Value” means, with respect to any Asset, the adjusted basis of such Asset for U.S. federal income tax purposes; provided, however, that:

(i) the initial Asset Value of any Asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such Asset as determined by the Company;

(ii) the Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Company as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; or (E) any other instance in which such adjustment is permitted under Treas. Reg. § 1.704-1(b)(2)(iv); provided, however, that any adjustment pursuant to clause (A), (B), (D), or (E) above shall be made only if the Company determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Asset Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution, as determined by the Company; and

(iv) the Asset Values of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Asset Value of an Asset has been determined or adjusted to paragraph (i), (ii), or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

“Audit” is defined in Section 4.4(a) of this Annex C.

“Company Minimum Gain” has the meaning set forth as “partnership minimum gain” in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

“Company Unitholder Representative” means [●].

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an Asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an Asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3), or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Designated Individual” is defined in Section 4.3(a)(ii) of this Annex C.

“Imputed Underpayment” is defined in Section 4.4(d) of this Annex C.

“Imputed Underpayment Share” is defined in Section 4.4(e)(i) of this Annex C.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) and, where appropriate (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1)), with the following adjustments:

(i) any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as expenditures described in Code Section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Asset Value of any Asset of the Company is adjusted in accordance with paragraph (ii), paragraph (iii), or paragraph (v) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;

(iv) gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Asset Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of the Asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(vii) notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 3.2 and Section 3.3 of this Annex C shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii) where appropriate, references to Net Profits and Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Push Out Election” means the election under Code Section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

“Revised Partnership Audit Provisions” means Code Sections 6221 through 6241, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.

“Specified Audit” is defined in Section 4.4(b) of this Annex C.

“Tax Representative” means, as applicable, and including the Designated Individual as the context requires, (a) the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code Section 6223, and/or (b) the Member or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under Law.

ARTICLE II
MEMBER’S CAPITAL ACCOUNTS.

The Company or the Manager shall establish and maintain a capital account for each Member in accordance with Treas. Reg. § 1.704-1(b) (2)(iv) (each, a “Capital Account”). The Company may maintain Capital Account subaccounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those subaccounts.

ARTICLE III
ALLOCATIONS

Section 3.1 Allocations Generally. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 3.2 of this Annex C for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its Assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to Nonrecourse Liabilities, to the Asset Values of the Assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.

Section 3.2 Priority Allocations.

(a) Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision of Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3), and (iv) the requirement in the flush language immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their Units, unless otherwise determined by the Company.

(c) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d) Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Asset under Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv) (m)(4) applies.

(e) Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 3.2(a) – (d) of this Annex C shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.

Section 3.3 Other Allocation Rules.

(a) In General. Except as otherwise provided in this Section 3.3 of this Annex C, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction, and credit shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated in accordance with the definitions of “Net Profits” and “Net Loss”) is allocated pursuant to Section 3.1 and Section 3.2 of this Annex C.

(b) Section 704(c) Allocations. Notwithstanding the provisions of Section 3.3(a) of this Annex C to the contrary, in accordance with Code Section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Company items of income, gain, loss, deduction, and credit with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property. The Company shall use the “traditional method” with respect to any property contributed to the Company in connection with the SPAC Transactions. With respect to property contributed or Section 704(c) amounts arising from revaluations made after the SPAC Transactions, the Company may use any method permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) of this Annex C are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.

(c) Allocations in Respect of Varying Interests. If any Member’s interest in the Company varies (within the meaning of Code Section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code Section 706(d) using the daily proration method and/or such other permissible method, methods, or conventions selected by the Company.

(d) Timing and Amount of Allocations of Net Profits and Net Loss. Net Profits and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the Company.

(e) Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 of this Annex C are intended to comply with certain requirements of the Regulations. The Company shall be authorized to make, in its reasonable discretion, appropriate modifications to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code Section 704 or applicable Regulations. Notwithstanding any provision of this Agreement to the contrary, if the Company reasonably determines an allocation other than the allocations that would otherwise be made pursuant to this Agreement would more appropriately reflect the Members’ interests in the Company, the Company may in its discretion make appropriate adjustments to such allocations.

(f) Allocation of Liabilities under Code Section 752. Notwithstanding anything in this Agreement to the contrary, no Member will take, or permit any Affiliate to take, any action that would change the allocation of liabilities for purposes of Code Section 752 without the consent of the Company.

(g) Adjustment for Non-Compensatory Options. If the Company issues Units or other securities that are treated as “non-compensatory options”, as defined in Treasury Regulations Section 1.721-2, the Manager shall make such adjustments to the Asset Value of the Company’s Assets, allocation of Net Profits and Net Losses, Capital Accounts and allocations of items for income tax purposes as it reasonably determines may be necessary to comply with the provisions of Treasury Regulations Section 1.721-2 and Treasury Regulations Section 1.704-1(b)(2) (iv)(s) or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the non-compensatory options.

ARTICLE IV
CERTAIN TAX MATTERS

Section 4.1 Provision of Information.

(a) Information to Be Provided by Company to Members. No later than thirty (30) days after the filing by the Company of the Company’s federal tax return (IRS Form 1065), the Company shall provide to each Member a copy of Schedule K-1 of IRS Form 1065 reporting that Member’s allocable share of items of income, gain, loss, deduction, or credit for such Fiscal Year, and such additional information as is required to be provided on Schedule K-1 or as such Member may reasonably request for tax purposes, each as determined by the Company. The Member hereby consents to receive each Schedule K-1 in respect of the Member’s ownership interest in the Company through electronic delivery.

(b) Information to Be Provided by Members to Company.

(i) Notice of Audit or Tax Examination. Each Member shall notify the Company within five (5) days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.

(ii) Other Relevant Tax Information. Each Member shall provide to the Company upon request tax basis information about Assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns and such other information and/or tax forms as the Company reasonably requests.

(c) No Right to Member Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Members, such other Member’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

Section 4.2 Tax Elections. The Company shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code Section 754 (and any similar provisions of applicable U.S. state or local law) for the Company for the Fiscal Year that includes the date of the SPAC Transactions and each Fiscal Year in which a sale or exchange (whether partial or complete) occurs. The Company shall determine whether to make any other available election pursuant to the Code or Regulations that is not otherwise expressly provided for or prohibited in this Agreement, and the Members hereby consent to all such elections.

Section 4.3 Tax Representative.

(a) Appointment and Replacement of Tax Representative.

(i) Tax Representative. The Manager shall act as the Tax Representative, but the Manager may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign. For any jurisdiction with respect to which the Manager cannot serve as the Tax Representative, however, the Manager may designate another Person to act as the Tax Representative.

(ii) Designated Individual. If the Tax Representative is not an individual, the Manager shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

(iii) Approval by Members. Each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments described in Section 4.3(a)(i) and Section 4.3(a)(ii) of this Annex C, including statements required to be filed with the tax returns of the Company in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

(b) Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided that, if a Person other than the Manager is the Tax Representative, such Person shall in all cases act solely at the direction of the Manager; provided further that, if the Tax Representative appoints a Designated Individual, such Designated Individual shall in all cases act solely at the direction of the Tax Representative.

(c) Costs and Indemnification of Tax Representative and Designated Individual. Without duplication of the provisions of Section 4.3(b) of this Annex C, the Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by Law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

Section 4.4 Tax Audits.

(a) Subject to this Section 4.4, the Tax Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.

(b) Without limiting the foregoing, the Tax Representative shall give prompt written notice to the Company Unitholder Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to the Manager) and adverse effect on the Class C Members (a “Specified Audit”). The Tax Representative shall (i) keep the Company Unitholder Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Company Unitholder Representative (or its designee) to participate (including using separate counsel), in each case at the Class C Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Company Unitholder Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Tax Representative shall promptly provide the Company Unitholder Representative with copies of all material correspondence between the Tax Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Company Unitholder Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Tax Representative shall not settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Manager) and material adverse effect on the Class C Members without the Company Unitholder Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Tax Representative shall obtain the prior written consent of the Company Unitholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making a Push Out Election or (ii) taking any other material action under the Revised Partnership Audit Provisions that, in each case, would reasonably be expected to have a material effect on the Class C Members that is disproportionately adverse to them as compared to the Manager; provided, however, the Tax Representative may cause the Company to make a Push Out Election in its sole discretion (without the prior written consent of the Company Unitholder Representative) to the extent not making such Push Out Election would reasonably be expected to have a material effect on the Manager that is disproportionately adverse to it as compared to the Class C Members.

(c) The Company, the Tax Representative, the Company Unitholder Representative and the Members expressly agree to be bound by the terms of Section 8.14(a) of the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 8.14(a) of the Merger Agreement and this Agreement, Section 8.14(a) of the Merger Agreement shall control.

(d) Determinations with Respect to Elections. Subject to the provisions of this Annex C (including Section 4.4(b) hereof), the Tax Representative shall have the sole authority to determine whether to cause the Company to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code Section 6225) (an “Imputed Underpayment”).

(e) Responsibility for Payment of Tax; Former Members.

(i) Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the Members’ Units and the status and actions of the Members (including those described in Code Section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii) Payment of Imputed Underpayment Share. The Company may (A) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within ten (10) days after the date on which the Company notifies the Member (and in the manner required by the notice) and/or (B) reduce future distributions to the Member, such that the amount determined under clauses (A) and (B) equals the Member’s Imputed Underpayment Share; provided, however, that no Member shall have an obligation to make any contribution to the capital of the Company with respect to any Imputed Underpayment. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share within such ten (10) day period, that amount shall be treated as a loan to the Member, bearing interest at ten (10) percent annually (which interest shall increase the Member’s Imputed Underpayment Share). Such loan shall be repayable upon demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member; provided, however, that no Member may have any Imputed Underpayment Share treated as a loan to the extent it would violate Section 402 of the Sarbanes-Oxley Act of 2002. Any Member not permitted to treat its Imputed Underpayment Share as a loan due to the provisions of the previous sentence shall pay any Imputed Underpayment Share within ten (10) days after the date of the notice referred to in the first sentence of this Section 4.4(e)(ii) of this Annex C.

Section 4.5 No Independent Actions or Inconsistent Positions. Except as required by Law or previously authorized in writing by the Company (which authorization may be withheld in the sole discretion of the Company), no Member shall (i) independently act with respect to tax matters (including, but not limited to, audits, litigation and controversies) affecting or arising from the Company, or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member. Solely to the extent required by Law, this Section 4.5 of this Annex C shall not apply with respect to any “special enforcement matter” described in Code Section 6241(11).

Section 4.6 United States Person. Except as permitted by the Company, each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States Person,” within the meaning of Code Section 7701, or is a disregarded entity the assets of which are treated as owned by a United States Person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

Section 4.7 State, Local, and Non-U.S. Tax Law. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Company.

Section 4.8 Survival of Obligations. For purposes of this Article IV of this Annex C, the term “Member” shall include a former Member unless otherwise determined by the Company. The rights and obligations of each Member and former Member under this Article IV of this Annex C shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption or Exchange of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations. Section 4.3 (Tax Representative), Section 4.4 (Tax Audits), and this Section 4.8 (Survival of Obligations) of this Annex C shall not be amended without the prior written consent of any Member or former Member that would be disproportionately and adversely impacted by such amendment.

Section 4.9 Tax Classification. The parties intend that the Company shall be classified as a partnership for United States federal, state, and local tax purposes. The parties intend that the Subsidiaries of the Company currently classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes as of the date of this Agreement shall remain classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes. No Person shall take any action inconsistent with such classifications.

Section 4.10 Withholding.

(a) Withholding Generally. Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Member on any amount paid, distributed, disbursed, or allocated by the Company to that Member, including upon liquidation, and any transferee of a Member’s interest or a Substituted Member shall, by reason of such Transfer or substitution, acknowledge, and agree to any such withholding by the Company, including withholding to discharge obligations of the Company with respect to prior distributions, allocations, or an Imputed Underpayment Share (to the extent not otherwise borne by the transferor Member pursuant to Section 4.4 of this Annex C). Taxes withheld by third parties from payments to the Company in respect of the Company shall be treated as an expense of the Company, unless such withholding is attributable to a specific Member, in which case, amounts so withheld shall be allocated to such Member and the Company may deduct and withhold such amounts from the Member. All amounts withheld pursuant to this Section 4.10 of this Annex C shall, except as otherwise determined by the Company pursuant to Section 4.4(e)(ii) of this Annex C, be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

(b) Additional Provisions with Respect to a Transfer of Units. A Member Transferring Units permitted by this Agreement shall, unless otherwise determined by the Company, (i) deliver to the Company, between ten (10) days and thirty (30) days before the Transfer, an affidavit of non-foreign status with respect to such transferor Member that satisfies the requirements of Code Section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code Section 1446(f) (including IRS Form W-9) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code Section 1446(f) (and promptly provide evidence to the Company of such withholding and remittance).

(c) Additional Provisions with Respect to an Exchange of Units.

(i) Withholding of Cash or Class A Common Stock Permitted. If the Company or the Manager shall be required to withhold any amounts by reason of any federal, state, local, or non-U.S. tax Laws in respect of any Exchange, the Company, or the Manager, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class A Common Stock with a Fair Market Value equal to the amount of any taxes that the Company or the Manager, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Member.

(ii) Notice of Withholding. If the Company or the Manager determines that any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations are required to be withheld in respect of any Exchange, the Company or the Manager, as the case may be, shall use commercially reasonable efforts to promptly notify the Exchangeable Unit Member and shall consider in good faith any positions or alternative arrangements that such Member raises (reasonably in advance of the date on which the Company or the Manager believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided, that neither the Company nor the Manager is required to incur additional costs as a result of such obligation, and this Section 4.10(c)(ii) of this Annex C shall not in any manner limit the authority of the Company or the Manager to withhold taxes with respect to an Exchangeable Unit Member pursuant to Section 4.10(c)(i) of this Annex C.

(iii) Reimbursement of Taxes by Exchangeable Unit Member. If, within the two-year period beginning at the date of an Exchange, (i) the Manager withholds or otherwise pays any amount on account of taxes in respect of exchanged Units, which amount is attributable to the two-year period ending at the end of the date of such Exchange, and (ii) the Manager or any person other than the Exchangeable Unit Member otherwise would bear the economic burden of such withholding or other payment (including by reason of such amount being treated as having been distributed to the Manager in respect of the Exchangeable Units pursuant to Section 4.10 of this Annex C), the Exchangeable Unit Member shall, upon notice by the Company and/or the Manager, promptly reimburse the Company and/or the Manager for such amount; provided, however, that the Exchangeable Unit Member’s reimbursement obligation under this Section 4.10(c)(iii) of this Annex C shall not exceed the amount of the Exchange Consideration received by the Exchangeable Unit Member in connection with such Exchange. Unless otherwise required by Law, any amount paid by an Exchangeable Unit Member pursuant to this Section 4.10(c)(iii) of this Annex C shall be treated as an adjustment to the proceeds received by the Exchangeable Unit Member in respect of the applicable Exchange. The Company and the Manager shall have the right to reduce any amounts due to such Exchangeable Unit Member from the Manager or any of its Affiliates by the amount owed by such Exchangeable Unit Member under this Section 4.10(c)(iii) of this Annex C.

ANNEX D: SCHEDULE OF OFFICERS

Name	Title
William Dirks	Executive Director
Marco Brun	Chief Executive Officer
Tristan Yopp	Chief Financial Officer

ANNEX E: POLICY REGARDING EXCHANGES

Effective as of [●], 2024

This Policy Regarding Exchanges (the “Policy”) of Swiftmerge HoldCo LLC (the “Company”) sets forth certain rules applicable to the exchange of Exchangeable Units for shares of Class A Common Stock of AleAnna, Inc. (the “Common Stock”) and/or cash, at the option of the Manager (each, an “Exchange”), pursuant to the Company’s Amended and Restated Limited Liability Company Agreement (the “Agreement”). Capitalized terms that are not defined in this Policy have the meanings given to them in the Agreement. This Policy is made pursuant to, and supplements the provisions of, Article XI of the Agreement.

ARTICLE I
EXCHANGE DATES; PROVISIONS REGARDING EXCHANGEABLE AMOUNT

Section 1.1 Quarterly Exchange Date. There shall be at least one (1) date per quarter of each Fiscal Year on which an Elective Exchange may occur (each, a “Quarterly Exchange Date”) for a holder of Exchangeable Units (each holder, an “Exchanging Holder”). The Quarterly Exchange Date for Exchanging Holders that are required to file reports pursuant to Section 16(a) of the Exchange Act may be different than the Quarterly Exchange Date for Exchanging Holders that are not required to file reports pursuant to Section 16(a) of the Exchange Act. The Company shall use commercially reasonable efforts to notify the applicable Exchanging Holders at least forty-five (45) days before a relevant Quarterly Exchange Date (such notice, a “Quarterly Exchange Date Notice”).

Section 1.2 Minimum Exchangeable Amount. The Company may set a minimum number or dollar value of Exchangeable Units that may be exchanged by Exchanging Holders on a Quarterly Exchange Date, which minimum amount shall be the same for all holders of Exchangeable Units (the “Minimum Exchangeable Amount”) and shall include the applicable Minimum Exchangeable Amount in the applicable Quarterly Exchange Date Notice. If an Exchanging Holder delivers an Elective Exchange Notice pursuant to Section 3.1 requesting to exchange all of its Exchangeable Units, the number or dollar value, as applicable, of the Exchanging Holder’s Exchangeable Units shall be deemed to satisfy the Minimum Exchangeable Amount requirement.

Section 1.3 Maximum Exchangeable Amount. The Company may set a maximum aggregate number or dollar value of Exchangeable Units that may be exchanged by the Exchanging Holders on a Quarterly Exchange Date (the “Maximum Exchangeable Amount”) and shall include the applicable Maximum Exchangeable Amount in the applicable Quarterly Exchange Date Notice. If the aggregate number or dollar value of Exchangeable Units that the Exchanging Holders propose to exchange on the Quarterly Exchange Date (as set forth on the Elective Exchange Notices) exceeds the Maximum Exchangeable Amount, then the number or dollar value of Exchangeable Units that each Exchanging Holder specified in its Elective Exchange Notice shall be reduced by the same percentage by which the aggregate number or dollar value of Exchangeable Units of all Exchanging Holders is reduced so that the aggregate number or dollar value of Exchangeable Units does not exceed the Maximum Exchangeable Amount.

ARTICLE II
ADDITIONAL RIGHTS TO EXCHANGE

Section 2.01 Rights to Exchange.

(a) Right to Exchange Before Certain Transactions. If the Company or the Manager consolidates, merges, combines or consummates any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, no other provisions of this Policy shall limit the right of any Exchangeable Unit Member to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such consolidation, merger, combination or other such transaction unless in connection with any such consolidation, merger, combination or other transaction each Class C Unit shall be entitled to be exchanged for or converted into the stock, cash, securities or other property that such holder of a Class C Unit would have received had it exercised its right to Exchange pursuant to this Policy and received Class A Common Stock in exchange for its Class C Units immediately before such consolidation, merger, combination or other transaction (subject to any differences in the kind and amount of stock or securities, cash and/or any other property as are intended (as determined by the Company in good faith) to maintain the relative voting power of each share of Class C Common Stock relative to each share of Class A Common Stock in effect before such transaction). This Article II shall not apply to any action or transaction (including any consolidation, merger, or combination) approved by a Majority-in-Interest of the Members.

(b) Right to Exchange Before an Applicable Sale or Termination Transaction. Upon the occurrence of an Applicable Sale or a Termination Transaction, no other provisions of this Policy shall limit the right of any Exchangeable Unit Member to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such Applicable Sale or Termination Transaction.

ARTICLE III
ELECTIVE EXCHANGE NOTICE

Section 3.1 Timing of Elective Exchange Notice.

(a) Elective Exchange Notice. Each holder that elects to Exchange some or all of its Exchangeable Units must deliver notice of an election in respect of the Exchangeable Units to be exchanged (an “Elective Exchange Notice”) to the Company, in a method determined by the Company at least thirty (30) days before the relevant Quarterly Exchange Date. The Company shall provide to each Exchangeable Unit Holder the form of Elective Exchange Notice and the means for delivery of that Elective Exchange Notice.

(b) Acceptance of Elective Exchange Notice. After the Elective Exchange Notice has been delivered to the Company, and unless the Company or Manager, as applicable, has refused to honor the request in full pursuant to Section 1.2 (Minimum Exchangeable Amount), Section 1.3 (Maximum Exchangeable Amount), Section 3.1(c) (Cancellation of Quarterly Exchange Window), Section 3.2(c) (Post-Retraction Limitation on Exchange), or Article IV (Other Restrictions), in each case, as applicable, the Company or Manager, as applicable, will effect the Elective Exchange on the applicable Quarterly Exchange Date in accordance with this Policy.

(c) Cancellation of Quarterly Exchange Date. The Company may at any time, in its sole discretion, cancel a Quarterly Exchange Date for any or no reason. If the Company cancels a Quarterly Exchange Date, then no holder of Exchangeable Units shall be permitted to Exchange those Exchangeable Units on the cancelled Quarterly Exchange Date.

Section 3.2 Retraction of Elective Exchange Notice.

(a) Ability to Retract; Retraction Deadline. If, at any time between the close of business on the date of delivery of an Elective Exchange Notice and the close of trading on the date that is two (2) Business Days before the applicable effective date of such Elective Exchange (the “Elective Exchange Date”), the reported closing trading price of a share of the Common Stock on the principal United States securities exchange or automated or electronic quotation system on which the Common Stock trades decreases by five (5) percent or more, an Exchanging Holder may retract or amend its Elective Exchange Notice by delivering a notice to the Company in a manner determined by the Company not later than the Retraction Deadline (a “Retraction Notice” and the Exchangeable Units that were the subject of the Retraction Notice, the “Retracted Units”) not later than the close of trading on the date that is two (2) Business Days before the applicable Elective Exchange Date (the “Retraction Deadline”) pursuant to Section 3.2(b). The Company shall have no obligation to notify the Exchanging Holders of any decrease in the Common Stock trading price.

(b) Retraction Notice. An Exchanging Holder wishing to retract must retract at least fifty percent (50%) of its Exchangeable Units that were the subject of the retracted Elective Exchange Notice. If the revised Elective Exchange Notice does not satisfy the Minimum Exchangeable Amount, the Exchanging Holder will be deemed to retract the full amount of Exchangeable Units that were the subject of the retracted Elective Exchange Notice. An Exchanging Holder’s delivery of a Retraction Notice shall be irrevocable and all actions taken to effect the Elective Exchange contemplated by that retracted Elective Exchange Notice shall be deemed rescinded and void with respect to the Retracted Units. Subject to the applicable Minimum Exchangeable Amount and Maximum Exchangeable Amount, if any, if a Retraction Notice does not retract all of the Exchangeable Units that were the subject of an Elective Exchange Notice, the Exchangeable Units that are not Retracted Units will be exchanged on the relevant Quarterly Exchange Date.

(c) Post-Retraction Limitation on Exchange. If an Exchanging Holder delivers a Retraction Notice for a Quarterly Exchange Date pursuant to Section 3.2(b), the retracting Exchanging Holder shall not be entitled to participate in the Exchange on the Quarterly Exchange Date for which the Retraction Notice was delivered with respect to the Retracted Units.

(d) Certain Provisions for Common Stock Settlement. (1) Any Exchange may be conditioned (including as to timing) by the Exchanging Holder on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Exchange, subject to the terms of the Registration Rights Agreement and (2) an Exchanging Holder shall be entitled to revoke its Elective Exchange Notice or delay the consummation of an Exchange if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Exchanging Holder at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Manager shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange; (iii) if applicable, the Manager shall have exercised a contractual right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Exchanging Holder to have its Class A Common Stock registered at or immediately following the consummation of the Exchange; (iv) the Exchanging Holder is in possession of any material non-public information concerning the Manager, the receipt of which results in such Exchanging Holder being prohibited or restricted from selling Class A Common Stock at or immediately following the Exchange without disclosure of such information (and the Manager does not permit disclosure of such information); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Exchanging Holder at or immediately following the Exchange shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental authority that restrains or prohibits the Exchange; (viii) the Manager shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Exchanging Holder to consummate the resale of Class A Common Stock to be received upon such Exchange pursuant to an effective registration statement; or (ix) the Exchange Date would occur three (3) Business Days or less prior to, or during, a black-out period effected by the Manager. If an Exchanging Holder delays the consummation of an Exchange pursuant to this Section 3.2(d), the date of the Exchange shall occur on the fifth (5) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as the Manager, the Company and such Exchanging Holder may agree in writing).

ARTICLE IV
OTHER RESTRICTIONS

Notwithstanding any provision of this Policy to the contrary (including the provisions of Article II), the Company may prohibit an Exchange by one or more holders of Exchangeable Units under any of the following conditions and determinations made by the Company based on the advice of counsel (which may be external or internal counsel):

(a) If an Exchange is (or is reasonably likely to be) prohibited under applicable law, regulation, or agreement to which the Company or an affiliate is a party; or

(b) If there is a material risk that the Company would be a “publicly traded partnership” under section 7704 of the Code as a result of an Exchange.

ARTICLE V
EXEMPTIONS FROM AND MODIFICATIONS TO POLICY

The Company may, in its discretion and if applicable based on the advice of counsel (which may be external or internal counsel), consider and grant requests from holders of Exchangeable Units, including for (i) additional Exchange Dates, (ii) Exchanges of less than the Minimum Exchangeable Amount, (iii) Exchanges in excess of the Maximum Exchangeable Amount, (iv) an Exchange to be subject to one or more contingencies relating to the Company or the Manager in addition to those set forth in this Policy, or (v) any other matter with respect to Exchanges (to the extent permitted by the Agreement and applicable Law). A holder of Exchangeable Units may request an exemption from this Policy by submitting a written request to the Company and following the delivery requirements set forth in Article III as if the written request were an Elective Exchange Notice.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Continuing Application of Company’s Policies and Securities Laws. Nothing in this Policy shall affect, and each holder of Exchangeable Units shall remain subject to, the Company’s policies, including those addressing insider trading and any other Company policies regarding trading or the holding of investments. All holders of Exchangeable Units shall comply with all applicable securities laws and rules.

Section 6.2 Independent Nature of Rights and Obligations. Nothing in this Policy or in any other agreement or document or any action taken by any holder of Exchangeable Units shall be deemed to cause the holders of Exchangeable Units to have formed a partnership, association, joint venture, or any other kind of entity or create a presumption that the holders of Exchangeable Units are in any way acting in concert as a group.

Section 6.3 Mandatory Exchanges. This Policy shall not apply to any Exchange of Exchangeable Units pursuant to a Mandatory Exchange, as described in, and pursuant to, the Agreement.

Section 6.4 Notice Delivery Deadlines on Non-Business Days. If the date on or before which the Company or an Exchanging Holder is required to deliver a notice pursuant to this Policy is not a Business Day, then that notice will be deemed to be timely delivered on that date if that notice is received on the Business Day immediately following that date.

Section 6.5 Notifications Under This Policy. The Company will be deemed to have satisfied any notification requirement in this Policy by making available such notification on any system accessible by Exchanging Holders.

Section 6.6 Modification of Policy. Subject to applicable limitations in the Agreement, the Company may modify this Policy at any time without notice. The Company will deliver or make available a copy of the revised Policy to the holders of Exchangeable Units as promptly as practicable upon such modifications being effected, and no holder of Exchangeable Units shall be bound by any such modification prior to delivery to such holder of such revised Policy.

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